Exhibit 10.1

Execution Version

CONFIDENTIAL

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

COLLABORATION AND LICENSE AGREEMENT

BETWEEN

ULTRAGENYX PHARMACEUTICAL INC.

AND

SOLID BIOSCIENCES INC.

October 22, 2020

Execution Version

CONFIDENTIAL

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS	1
Article 2 DEVELOPMENT	19
Article 3 SOLID OPTION.	21
Article 4 Commercialization	24
Article 5 Regulatory Matters	25
Article 6 Manufacturing	26
Article 7 GOVERNANCE	27
Article 8 LICENSE GRANTS; technology transfer	32
Article 9 FINANCIAL PROVISIONS	36
Article 10 INTELLECTUAL PROPERTY	44
Article 11 REPRESENTATIONS AND WARRANTIES	52
Article 12 INDEMNIFICATION; INSURANCE; LIMITATIONS	59
Article 13 TERM; TERMINATION	61
Article 14 CONFIDENTIALITY	64
Article 15 MISCELLANEOUS	67

SCHEDULES AND EXHIBITS

Schedules

Schedule 1.40 –Data Package

Schedule 1.104 – Licensed Patents

Schedule 8.7 – Technology Transfer

Schedule 11.2(f) – In-License Agreements

Exhibits

Exhibit A –Development Cost Sharing Terms

Exhibit B –Cost/Income Sharing Terms

Exhibit C – Press Release

Execution Version

CONFIDENTIAL

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”) is entered into as of October 22, 2020 (the “Effective Date”) by and between Ultragenyx Pharmaceutical Inc., a corporation organized under the laws of the State of Delaware (“Ultragenyx”), and Solid Biosciences Inc., a corporation organized under the laws of the State of Delaware (“Solid”).  Ultragenyx and Solid each may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Solid controls certain Patents and Know-How, technology and expertise relating to an MD5 nNOS binding domain form of microdystrophin;

WHEREAS, Ultragenyx is a biopharmaceutical company committed to bringing patients novel products for the treatment of rare and ultra-rare diseases, with expertise in the development, manufacture and commercialization of biological and pharmaceutical products; and

WHEREAS, the Parties desire to enter into a strategic collaboration whereby Solid will grant to Ultragenyx an exclusive license under the Licensed Technology and Solid’s rights in the Joint Technology with respect to Licensed Products, Solid will provide certain non-clinical and clinical development support with respect to the development of Licensed Products, and Ultragenyx will grant to Solid an exclusive option to co-invest in Licensed Products in return for participating in income and losses with respect to such Licensed Products in the Option Territory.

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereto agree as follows:

Article 1
DEFINITIONS

For purposes of this Agreement, the following capitalized terms will have the following meanings:

1.1“Accounting Standards” means, with respect to a Party or its Affiliate or Sublicensee, GAAP, as such Party, Affiliate or Sublicensee uses for its financial reporting obligations, consistently applied.

1.2“Affiliate” means, as of any point in time and for so long as such relationship continues to exist with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person.  A Person will be regarded as in control of another Person if it (a) owns or controls, directly or indirectly, more than fifty percent (50%) of the equity securities of the subject Person entitled to vote in the election of directors (or, in the case of a Person that is not a corporation, for the election of the corresponding managing authority), or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.3“Agreement” has the meaning set forth in the Preamble.

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1.4“Alliance Manager” has the meaning set forth in Section 7.4.

1.5“Allocation Methodology” has the meaning set forth in Exhibit B.

1.6“Allowable Expenses” has the meaning set forth in Exhibit B.

1.7“Applicable Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time, including the United States Federal Food, Drug, and Cosmetic Act, as amended, GCP, GLP and GMP, anti-bribery laws, such as the United States Anti-Kickback Statute, Foreign Corrupt Practices Act and UK Bribery Act, as well as all applicable data protection and privacy laws, rules and regulations, including the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act, as amended, and the Health Information Technology for Economic and Clinical Health Act and the EU General Data Protection Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC, along with other country-level data protection laws, as may be applicable.

1.8“Approval Application” means a BLA or similar application or submission for a pharmaceutical product to a Regulatory Authority in a country or group of countries to obtain Marketing Approval for such pharmaceutical product in that country or group of countries, including any amendment thereof.

1.9“Approval Milestone Event” has the meaning set forth in Section 9.2.2.

1.10“Approval Milestone Payment” has the meaning set forth in Section 9.2.2.

1.11“Audited Party” has the meaning set forth in Section 9.10.

1.12“Auditing Party” has the meaning set forth in Section 9.10.

1.13“Balancing Payment” has the meaning set forth in Exhibit B.

1.14“Bankrupt Party” has the meaning set forth in Section 8.5.

1.15“Bankruptcy Code” has the meaning set forth in Section 8.5.

1.16“BLA” means a Biologics License Application filed with the FDA pursuant to 42 U.S.C. § 262 (as may be amended or replaced), or any other equivalent application or regulatory mechanism or authorization filed with the applicable regulatory authority of a country in the Territory other than the United States.

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1.17“Blocking Third Party Intellectual Property” means, with respect to a Licensed Product in any country, [**].

1.18“Blocking Third Party Intellectual Property Costs” means [**].

1.19“Breaching Party” means the Party that is believed by the other Party to be in material breach of this Agreement.

1.20“Business Day” means a day, other than (a) a Saturday or Sunday, on which banks in each of Boston, Massachusetts, and San Francisco, California are open for commercial banking business or (b) a day during Ultragenyx’s summer shutdown (as of the Effective Date, typically in early August of each Calendar Year) or Ultragenyx’s winter shutdown (as of the Effective Date, typically December 25 through January 1 of each Calendar Year).

1.21“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, during the Term, or the applicable part thereof during the first or last calendar quarter of the Term.

1.22“Calendar Year” means any year commencing on January 1 and ending on December 31, or the applicable part thereof during the first or last year of the Term.

1.23“Calendar Year Net Sales” means, on a Licensed Product-by-Licensed Product basis, the total Net Sales by Selling Parties in the Territory of such Licensed Product in a particular Calendar Year.

1.24“CDA” has the meaning set forth in Section 1.35.

1.25“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates.

1.26“Clinical Trial” means a clinical study in humans to obtain information regarding a product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging or efficacy of such product.

1.27“Combination Product” has the meaning set forth in Section 1.118.

1.28“Commercial Milestone Event” has the meaning set forth in Section 9.2.3.

1.29“Commercial Milestone Payment” has the meaning set forth in Section 9.2.3.

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1.30“Commercialize” or “Commercializing” means, in respect of a Licensed Product, to (a) market, advertise, promote, detail, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise exploit, (b) conduct activities, other than Development and Manufacturing, in preparation for the foregoing activities, including obtaining Price Approval, (c) conduct post-Marketing Approval commitments or studies (including Post-Marketing Clinical Trials), or (d) conduct other activities in connection with the foregoing activities, including activities related to medical affairs matters, sales force matters, and pharmacovigilance matters.  Cognates of the word “Commercialize” will have correlative meanings.

1.31“Commercially Reasonable Efforts” means (a) with respect to Ultragenyx’s efforts, [**]; and (b) with respect to Solid’s efforts, [**].

1.32“Committee” means each of the Joint Steering Committee, Joint Finance Committee and each Subcommittee.

1.33“Competing Product”  means, on a Licensed Product-by-Licensed Product basis, an AAV based gene therapy product that is (a) Controlled by Solid or any of its Affiliates or its or their licensees, (b) directed at the same Indication as the Licensed Product, (c) for which Solid or any of its Affiliates or its or their licensees has Initiated clinical Development or commenced Commercialization, and (d) for which Solid has not abandoned or terminated such clinical Development or Commercialization as of the date of the Solid Exercise Notice.

1.34“Competitive Infringement” means, on a country-by-country basis, where the actual or suspected research, development, manufacture or commercialization by any Third Party of any biological or pharmaceutical product comprising any AAV8 or another clade E AAV variant pharmaceutical product that expresses Solid’s MD5 nNOS binding domain form of microdystrophin, and is (a) Covered by a Valid Claim of any Licensed Patent or Joint Patent and (b) may reasonably be expected to result in a loss of Net Sales of a Licensed Product (regardless of whether such Licensed Product has been launched).  For clarity, filing of a BLA with respect to a Licensed Product as the reference product by any Third Party will be deemed to be Competitive Infringement.

1.35“Confidential Information” means, with respect to each Party, all Know-How or other information, including proprietary information (whether or not patentable) regarding or embodying such Party’s technology, products, business information or objectives, that is communicated in any way or form by or on behalf of the Disclosing Party to the Receiving Party or its permitted recipients, pursuant to this Agreement or that certain Confidentiality Agreement between the Parties dated [**], as amended or restated from time to time (the “CDA”), whether or not such Know-How or other information is identified as confidential at the time of disclosure.  Notwithstanding the foregoing, Confidential Information does not include any Know-How or information that:  (a) was already known by the Receiving Party (other than under an obligation of confidentiality to the Disclosing Party) at the time of disclosure by or on behalf of the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of its obligations under this Agreement; (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the

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Disclosing Party not to disclose such information to the Receiving Party; or (e) was independently discovered or developed by or on behalf of the Receiving Party without the use of any Confidential Information belonging to the Disclosing Party.  Confidential Information disclosed to the Receiving Party hereunder will not be deemed to fall within the foregoing exceptions merely because broader or related information falls within such exceptions, nor will combinations of elements or principles be considered to fall within the foregoing exceptions merely because individual elements of such combinations fall within such exceptions.  Without limiting the foregoing, and notwithstanding clauses (a), (d) and (e) of the preceding sentence:  (i) the terms of this Agreement will be considered Confidential Information of both Parties, with both Parties deemed to be the Receiving Party of such Confidential Information and (ii) any Know-How that is subject to a Party’s ownership rights under this Agreement will be deemed to be the Confidential Information of such Party and the other Party will be deemed to be the Receiving Party of such Know-How.

1.36“Control” or “Controlled” means, with respect to a Party or its Affiliate, and any Know-How or Patent, possession of the ability by such Party or its Affiliate (whether by sole or joint ownership, license or otherwise), other than pursuant to this Agreement, to grant, without violating the terms of any agreement with a Third Party, a license, access or other right in, to or under such Know-How or Patent.  Notwithstanding anything in this Agreement to the contrary, a Party and its Affiliates will be deemed to not Control any Know-How or Patents that are owned or controlled by a Third Party described in the definition of “Change of Control,” or such Third Party’s Affiliates (other than an Affiliate of such Party prior to the Change of Control), (a) prior to the closing of such Change of Control, except to the extent that any such Know-How or Patents were created, conceived, discovered or generated by such Third Party prior to such Change of Control using or incorporating such Party’s or its pre-existing Affiliate’s Know-How or Patents, or (b) after such Change of Control to the extent that such Know-How or Patents are created, conceived, discovered or generated by such Third Party or its Affiliates (other than such Party or its pre-existing Affiliates) after such Change of Control without using or incorporating such Party’s or its pre-existing Affiliate’s Know-How or Patents.

1.37“Cost/Income Share” has the meaning set forth in Section 3.3.6.

1.38“Cost/Income Sharing Terms” has the meaning set forth in Section 3.3.6.

1.39“Cover,” “Covering” or “Covers” means (a) as to a product and a Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making, using, selling, offering for sale or importation of such product would infringe such Patent or, as to a pending claim included in such Patent, the making, using, selling, offering for sale or importation of such product would infringe such Patent if such pending claim were to issue in an issued patent without modification, (b) as to Know-How and a Patent, that, in the absence of a license granted under, or ownership of, such Patent, the use or practice of such Know-How would infringe such Patent or, as to a pending claim included in such Patent, the use or practice of such Know-How would infringe such Patent if such pending claim were to issue in an issued patent without modification and (c) as to a compound, product or technology and Know-How, that the Exploitation of such compound, product or technology incorporates, uses, employs, embodies, or practices such Know-How.

1.40“Data Package” means the data package described on Schedule 1.40.

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1.41“Development” means, with respect to a Licensed Product, all (a) non-clinical and pre-clinical discovery, research and development activities and optimization completed prior to filing an IND with respect to such Licensed Product, including animal and toxicology studies, and (b) clinical and non-clinical research and development activities conducted after filing of an IND with respect to such Licensed Product, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, Clinical Trials (other than Post-Marketing Clinical Trials), regulatory affairs, pharmacovigilance, Clinical Trial regulatory activities and obtaining and maintaining Marketing Approval.  Cognates of the word “Development” will have correlative meanings.

1.42“Development Milestone Event” has the meaning set forth in Section 9.2.1.

1.43“Development Milestone Payment” has the meaning set forth in Section 9.2.1.

1.44“Development Option” has the meaning set forth in Section 3.1.

1.45“Development Option Period” has the meaning set forth in Section 3.3.4.

1.46“Development Share Product” has the meaning set forth in Section 3.3.1.

1.47“Disclosing Party” has the meaning set forth in Section 14.1.

1.48“Dispute” has the meaning set forth in Section 15.10.

1.49“Distribution Costs” has the meaning set forth in Exhibit B.

1.50“Effective Date” has the meaning set forth in the Preamble.

1.51“EMA” means the European Medicines Agency and any successor entity thereto.

1.52“European Commission” means the European Commission or any successor entity that is responsible for granting Marketing Approvals authorizing the sale of pharmaceuticals in the European Union.

1.53“European Union” or “EU” means the European Union and all its then-current member countries but including in any case the Major European Countries regardless of whether they are then-current member countries.

1.54“Exclusions” has the meaning set forth in Exhibit B.

1.55“Existing In-License Agreements” has the meaning set forth in Section 11.2(f).

1.56“Expert” means a Person with no less than [**] years of experience in the pharmaceutical and life sciences industries, with expertise in determining financial matters similar to the FTE Rate, but

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excluding any current or former employee or consultant of either Party.  Such person will be fluent in the English language.

1.57“Exploit” means to make, have made, use, distribute, offer for sale, sell, import and export, including to research, develop, modify, enhance, improve, register, distribute, commercialize, or otherwise dispose of.  Cognates of the word “Exploit” will have correlative meanings.

1.58“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.

1.59“FDA” means the United States Food and Drug Administration and any successor entity thereto.

1.60“Field” means the diagnosis, treatment, cure, mitigation or prevention of Duchenne Muscular Dystrophy and other disease indications resulting from a lack of functional dystrophin, including Becker Muscular Dystrophy.

1.61“Final Balancing Report” has the meaning set forth in Exhibit B.

1.62“First Achievement of Clinical POC” means the receipt by Ultragenyx of final tables, listings and figures from a Clinical Trial that is supportive of, and subsequently results in, Ultragenyx deciding to Initiate the first Registrational Study for a Licensed Product contemplated by the Option Territory Development Plan.  The date of First Achievement of Clinical POC will be the date Ultragenyx formally decides to Initiate such Registrational Study.

1.63“First Commercial Sale” means with respect to a Licensed Product, the first sale of such Licensed Product by a Selling Party to a Third Party resulting in Net Sales in a particular country after any required Marketing Approval (excluding Price Approval) for the Licensed Product has been obtained in such country; provided that the following will not constitute a First Commercial Sale:  (a) any sale of a Licensed Product to an Affiliate or Sublicensee; (b) any sale of a Licensed Product for use in Clinical Trials or other Development activities; or (c) the disposal or transfer of a Licensed Product for a bona fide charitable purpose; or (d) compassionate use, “named patient sales”, expanded access sales or right to try sales.

1.64“Force Majeure” means a condition, the occurrence and continuation of which is beyond the reasonable control of a Party, including an act of God, governmental acts or restrictions, war, civil commotion, labor strike or lock-out, epidemic, pandemic, flood, failure or default of public utilities or common carriers, or destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

1.65“FTE” means [**] hours of work per annum, which number of hours will be pro-rated based on the number of days when used for periods of less than twelve (12) months, devoted to or in support

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of activities hereunder that is carried out by one or more qualified scientific or technical employees (excluding Third Party contractors) of a Party or its Affiliates.  Notwithstanding the foregoing, [**].

1.66“FTE Committee” has the meaning set forth in Section 7.3.3(a).

1.67“FTE Costs” means, for any period, the FTE Rate multiplied by the number of FTEs who perform a specified activity under this Agreement.  FTEs will be pro-rated as necessary.

1.68“FTE Rate” means $[**] per FTE through [**], and after such time, upon the request of a Party, the JFC will propose, and the JSC will agree on, such agreement not to be unreasonably withheld, conditioned or delayed, an updated FTE Rate for the relevant Calendar Year.  The FTE Rate includes [**] (the “Indirect Allocations”).  The FTE Rate will in no case include [**].

1.69“FTE Rate Dispute” has the meaning set forth in Section 7.3.3.

1.70“FTE Report” has the meaning set forth in Section 7.3.3(b).

1.71“Funding Failure” has the meaning set forth in Section 3.3.7.

1.72“GAAP” means United States generally accepted accounting principles, consistently applied.

1.73“GCP” means good clinical practices, which are the then-current standards for Clinical Trials for pharmaceuticals, as set forth in the FD&C Act and associated regulations (including 21 C.F.R. Parts 50, 54, 56 and 312), ICH Guideline E6, or other Applicable Law, and such standards of good clinical practice as are required by the Regulatory Authorities of the European Union and other organizations and governmental authorities in countries for which the applicable Licensed Product is intended to be Developed.

1.74“GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, or the successor thereto, or comparable regulatory standards in jurisdictions outside of the United States as they may be updated from time to time.

1.75“GMP” means the then-current Good Manufacturing Practices as specified in Applicable Law, including the United States Code of Federal Regulations, applicable ICH Guidelines, or equivalent laws, rules or regulations of an applicable Regulatory Authority at the time of manufacture.

1.76“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision, including any relevant Regulatory Authority.

1.77“HEOR Costs” has the meaning set forth in Exhibit B.

1.78“ICH” means the International Council on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

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1.79“Income Option” has the meaning set forth in Section 3.1.

1.80“Income Option Period” has the meaning set forth in Section 3.3.6.

1.81“Income Share Product” has the meaning set forth in Section 3.3.1.

1.82“IND” means any Investigational New Drug application (including any amendment or supplement thereto) filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto or if applicable, a comparable application or submission filed with a Regulatory Authority outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application in the EU).

1.83“Indemnified Party” has the meaning set forth in Section 12.1.3.

1.84“Indemnifying Party” has the meaning set forth in Section 12.1.3.

1.85“Indication” means a specific disease or medical condition in humans.

1.86“Indirect Allocations” has the meaning set forth in Section 1.68.

1.87“Infringement” has the meaning set forth in Section 10.5(a)(ii).

1.88“Infringement Action” has the meaning set forth in Section 10.5(b)(ii).

1.89“Initial Balancing Report” has the meaning set forth in Exhibit B.

1.90“Initiate” means, with respect to any Clinical Trial, dosing of the first human subject in such Clinical Trial.  Cognates of the word “Initiate” will have correlative meanings.

1.91“In-License Agreements” means any in-license agreements pursuant to which Solid acquires rights to Licensed Technology owned by a Third Party, including the Existing In-License Agreements.

1.92“Institutions” means [**] and [**].

1.93“Investor Agreement” means that certain Investor Agreement entered into between Ultragenyx and Solid on the Effective Date.

1.94“JFC” has the meaning set forth in Section 7.2.1.

1.95“Joint Know-How” means all Know-How created, conceived, discovered or generated jointly by or on behalf of the Parties in the performance of activities under this Agreement.

1.96“Joint Patents” means all Patents that Cover any Joint Know-How.

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1.97“Joint Steering Committee” or “JSC” has the meaning set forth in Section 7.1.1.

1.98“Joint Technology” means the Joint Know-How and Joint Patents.

1.99“Know-How” means all proprietary scientific information, data, results, pre-clinical and clinical protocols and data from studies and Clinical Trials, feedback from Regulatory Authorities, chemical structures, chemical sequences, materials, information, inventions, knowledge, know-how, formulas, trade secrets, techniques, methods, processes, procedures, technology, practices, knowledge and developments, whether or not patentable; provided that Know-How does not include Patents.

1.100“LCM Development” has the meaning set forth in Exhibit B.

1.101“LCM Development Costs” has the meaning set forth in Exhibit B.

1.102“Liability” has the meaning set forth in Section 12.1.1(a).

1.103“Licensed Know-How” means all Solid Background Know-How and Solid Foreground Know-How.

1.104“Licensed Patents” means all Solid Background Patents and Solid Foreground Patents. The Licensed Patents include the Patents listed on Schedule 1.104.

1.105“Licensed Product” means any AAV8 or another clade E AAV variant pharmaceutical product that expresses Solid’s MD5 nNOS binding domain form of microdystrophin.  As used herein, “MD5” refers to a specific engineered 5-repeat microdystrophin protein that contains, from N- to C-terminus, the N-terminal actin binding domain, Hinge region 1 (HI), spectrin-like repeats Rl, R16, R17, R23, and R24, Hinge region 4 (H4), and the C-terminal dystroglycan binding domain of the human full-length dystrophin protein.  The protein sequence of MD5 and the related dystrophin minigene are described in US 10,479,821 & WO2016/115543.

1.106“Licensed Technology” means the Licensed Patents and Licensed Know-How.

1.107“Major European Countries” means [**].

1.108“Major Latin American Countries” means [**].

1.109“Major Market Countries” means [**].

1.110“Manufacture” or “Manufactured” or “Manufacturing” means activities directed to making, having made, producing, manufacturing, processing, formulating, filling, finishing, packaging, labeling, quality control testing and quality assurance release, shipping or storage of a Licensed Product by or on behalf of a Selling Party.

1.111“Manufacturing Costs” has the meaning set forth in Exhibit B.

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1.112“Marketing Approval” means, with respect to a product in a particular country or jurisdiction, all approvals (including approvals resulting from any priority review, breakthrough therapy designation, accelerated approval or fast track designation, application or submission), licenses, registrations or authorizations necessary for the Commercialization of such product in such country or jurisdiction, including, (a) with respect to the United States, approval of an Approval Application for such product by the FDA and with respect to the European Union, approval of an Approval Application for such product by the European Commission or the applicable Regulatory Authority in any particular country in the EU, (b) where applicable, Price Approval in such country or jurisdiction, (c) where applicable, pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (d) where applicable, labeling approval.

1.113“MD5” has the meaning set forth in Section 1.105.

1.114“Medical Affairs Costs” has the meaning set forth in Exhibit B.

1.115“Milestone Events” has the meaning set forth in Section 9.2.3.

1.116“Milestone Payments” has the meaning set forth in Section 9.2.3.

1.117“Net Income” and “Net Losses” has the meaning set forth in Exhibit B.

1.118“Net Sales” means, with respect to the Licensed Products, the gross amount invoiced for all sales of such Licensed Products by Ultragenyx and its Affiliates and Sublicensees (each, a “Selling Party”) to a Third Party (other than another Selling Party), less the following deductions actually incurred or paid or otherwise accrued, allowed, reserved or allocated in accordance with Ultragenyx’s Accounting Standards:

1.118.1normal and customary trade, cash and quantity discounts, allowances and credits for such Licensed Products;

1.118.2fees paid, reserves, and allowances to distributors and discounts (including cash, quantity and patient program discounts), charge-back payments, rebates and similar payments granted to customers, wholesalers, distributors, buying groups, retailers, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers;

1.118.3credits or allowances actually granted for price adjustments (including retroactive price adjustments), damaged goods, spoiled product, claims, recalls, rejections or returns of such Licensed Products, including such Licensed Products returned in connection with withdrawals;

1.118.4freight out, postage, customs charges, shipping and insurance charges for delivery of such Licensed Products; and

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1.118.5taxes or duties levied on, absorbed or otherwise imposed on the sale of such Licensed Products, including value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds, to the extent not paid by the Third Party, but excluding any income taxes.

The following will not give rise to Net Sales:  sales and other transfer of Licensed Products between Selling Parties, any dispositions of any Licensed Products for pre-clinical or clinical testing required in connection with obtaining Marketing Approval of any Licensed Products, and any dispositions or use of any Licensed Products under compassionate use, patient assistance, named patient use, or other similar programs or studies where the Licensed Product is supplied without charge or below manufacturing cost.  Net Sales will be calculated in accordance with Accounting Standards so as to arrive at “net sales” under the relevant Accounting Standard as reported by such Selling Party, as applicable, in such Person’s financial statements.

In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product will be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average net selling price in such country of the relevant Licensed Product if sold separately in such country and B is the average net selling price in such country of, as applicable, each product that contains the Other Items contained in such Combination Product if sold separately in such country; provided that the invoice price in a country for (A) each Licensed Product without the Other Items and (B) each product that contains solely the Other Items included in the Combination Product will, in each case ((A) and (B)), to the extent feasible be for a quantity comparable to that used in such Combination Product and of substantially the same class, purity and potency or functionality, as applicable.  If either such Licensed Product or the relevant Other Item(s) is not sold separately (including in the case of the sale of a combination therapy that contains the Licensed Product but is not sold separately) in a particular country, then the adjustment to Net Sales will be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of such Licensed Product or product in such Combination Product to the total fair market value of such Combination Product.

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements will be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Ultragenyx’s, its Affiliates’ or its or their Sublicensees’ existing allocation method; provided that any such allocation will be done in accordance with Applicable Law, including any price reporting laws, rules and regulations and such allocation method will not disproportionately reduce Net Sales in favor of net sales of other products.

For the purposes of calculating Net Sales, all Net Sales will be converted into Dollars pursuant to Section 9.7.2.

Subject to the above, Net Sales will be calculated in accordance with the standard internal policies and procedures of Ultragenyx, its Affiliates or its or their Sublicensees, which will be in accordance with applicable Accounting Standards.  Notwithstanding anything herein to the contrary, in the event that a Selling Party will receive payment for a Licensed Product on an installment basis, the Parties will apply the

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pro-rata amount of the installment received to Net Sales with respect to such Licensed Product; provided that for calculations of Net Sales for purposes of Milestone Payments, Net Sales will be calculated in a manner consistent with Accounting Standards and as if such payment was made in a lump sum and not on an installment basis.

As used herein, “Combination Product” means any Licensed Product in combination with one or more Other Items either when (A) priced and sold in a single package containing such multiple products or (B) packaged separately but sold together for a single price or where a discount, rebate or other amount is provided in exchange for (or otherwise conditioned upon) the purchase of such Other Item, in each case ((A) and (B)), including all dosage forms, formulations, presentations, and package configurations.  Drug delivery vehicles, adjuvants and excipients will not be deemed to be “active ingredients,” except in the case where such delivery vehicle, adjuvant or excipient is recognized by the FDA as an active ingredient in accordance with 21 C.F.R. 210.3(b)(7).  “Other Item” means any therapeutically active pharmaceutical ingredient other than the therapeutically active pharmaceutical ingredient(s) of the Licensed Product.

1.119“Non-Breaching Party” means the Party that believes the other Party is in material breach of this Agreement.

1.120“Option Exercise Deadline” has the meaning set forth in Section 3.3.1.

1.121“Option Product” means a Licensed Product with respect to which Solid has exercised the Development Option or Income Option.  For clarity, Development Share Products and Income Share Products are Option Products.  If the corresponding Development Option Period or Income Option Period expires or terminates, such Option Product will no longer be an Option Product.

1.122“Option Territory” means the United States and EU.

1.123“Option Territory Commercialization Activities” has the meaning set forth in Section 4.2.1.

1.124“Option Territory Commercialization Budget” has the meaning set forth in Section 4.2.1.

1.125“Option Territory Commercialization Plan” has the meaning set forth in Section 4.2.1.

1.126“Option Territory Development Activities” has the meaning set forth in Section 3.3.5(a).

1.127“Option Territory Development Budget” on a Licensed Product-by-Licensed Product basis, the [**] budget of anticipated Option Territory Development Costs as further detailed in Section 3.3.5(a).

1.128“Option Territory Development Costs” means, on an Option Product-by-Option Product basis, [**].

1.129“Option Territory Development Plan” has the meaning set forth in Section 3.3.5(a).

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1.130“Opt-Out” has the meaning set forth in Section 3.3.8.

1.131“Other Items” has the meaning set forth in Section 1.118.

1.132“Out-of-Pocket Costs” means, with respect to a Party, costs and expenses paid by such Party or its Affiliates to Third Parties (or payable to Third Parties and accrued in accordance with Accounting Standards), other than employees of such Party or its Affiliates.

1.133“Overlapping Infringement Action” has the meaning set forth in Section 10.5(b)(i).

1.134“Party” or “Parties” has the meaning set forth in the Preamble.

1.135“Patent and Trademark Costs” has the meaning set forth in Exhibit B.

1.136“Patent and Trademark Recoveries” has the meaning set forth in Exhibit B.

1.137“Patent Challenge” has the meaning set forth in Section 13.2.5.

1.138“Patents” means the rights and interests in and to issued patents and pending patent applications in any country, jurisdiction or region (including inventor’s certificates and utility models), including all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals, renewals and all patents granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations and patents of addition thereof, including patent term extensions and supplementary protection certificates, international patent applications filed under the Patent Cooperation Treaty (PCT) and any foreign equivalents to any of the foregoing.

1.139“Patient Assistance Program Costs” has the meaning set forth in Exhibit B.

1.140“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.141“Post-Marketing Clinical Trial” means any Clinical Trial of a product initiated after receipt of Marketing Approval for such product in a country or territory, that is not required by the Regulatory Authority in such country or territory as a condition to or to maintain the Marketing Approval for such product in such country or territory.

1.142“Price Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of any government approval, agreement, determination or decision establishing such reimbursement authorization or price approval or determination.

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1.143“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority, excluding all administrative proceedings before any patent office.

1.144“Product Reversion” has the meaning set forth in Section 9.4.

1.145“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as handling re-examinations and reissues with respect to such Patent, together with the conduct of interferences, derivation proceedings, pre- and post-grant opposition proceedings, post-grant patent proceedings (such as inter partes review and post grant review) and other similar proceedings with respect to the particular Patent.  For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” will not include any enforcement actions taken with respect to a Patent.

1.146“[**]” has the meaning set forth in [**].

1.147“[**]” has the meaning set forth in [**].

1.148“Receiving Party” has the meaning set forth in Section 14.1.

1.149“Registrational Study” means a human clinical study that is intended to establish that a Licensed Product is safe and efficacious for its intended use in the target population, and to determine any warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which clinical study is a registration trial intended to support Marketing Approval for such Licensed Product.

1.150“Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the EMA), regional, state or local regulatory agency, department, bureau, board, commission, council or other Governmental Authority that holds responsibility for development, commercialization or manufacturing of, or the granting of Marketing Approval for a pharmaceutical product in such country or region.

1.151“Regulatory Exclusivity” means, with respect to a Licensed Product in a country, any data exclusivity rights, market exclusivity rights, or other exclusive right, other than a Patent, granted, conferred or afforded by any Regulatory Authority in such country or otherwise under Applicable Law with respect to such Licensed Product in such country, which either confers exclusive marketing rights with respect to a product or prevents another party or the applicable Regulatory Authority from using or otherwise relying on the data supporting the approval of the Marketing Approval for a product without the prior written authorization of the Marketing Approval holder, as applicable, such as new chemical entity exclusivity, exclusivity associated with new Clinical Trials necessary for approval of a change to the label (e.g., new Indication or use), orphan drug exclusivity, non-patent-related pediatric exclusivity, or any other applicable marketing or data exclusivity, including any such periods under national implementations in the EU of Article 10 of Directive 2001/83/EC, Article 14(11) of Parliament and Council Regulation (EC) No

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726/2004, Parliament and Council Regulation (EC) No 141/2000 on orphan medicines, Parliament and Council Regulation (EC) No 1901/2006 on medicinal products for pediatric use and all international equivalents.

1.152“Regulatory Expenses” has the meaning set forth in Exhibit B.

1.153“Regulatory Filings” means, with respect to a Licensed Product, collectively:  (a) all INDs, Approval Applications, establishment license applications, Drug Master Files, applications for designation (including as an “Orphan Product(s)” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FD&C Act (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FD&C Act (21 U.S.C. § 355(b)(4)(B))) and all other similar filings (including counterparts of any of the foregoing in any country or region in the Territory); (b) any applications for Marketing Approval and other applications, filings, dossiers or similar documents submitted to a Regulatory Authority in any country for the purpose of obtaining Marketing Approval from that Regulatory Authority; (c) any Patent-related filings with any Regulatory Authority; (d) all supplements and amendments to any of the foregoing and submissions made related to any of the foregoing; (e) all documents referenced in the complete regulatory chronology for each Marketing Approval; (f) confirmed meeting requests and meeting minutes; (g) foreign equivalents of any of the foregoing; and (h) all data and other information contained in, and correspondence with any Regulatory Authority relating to, any of the foregoing.

1.154“Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period commencing on the date of the First Commercial Sale of such Licensed Product in such country and ending upon the latest of:  (a) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country; (b) the date on which [**]; or (c) expiration of all forms of Regulatory Exclusivity in such country with respect to such Licensed Product.

1.155“Sales and Marketing Costs” has the meaning set forth in Exhibit B.

1.156“Selling Party” has the meaning set forth in Section 1.118.

1.157“Share Purchase Agreement” means that certain Share Purchase Agreement entered into between Ultragenyx and Solid on the Effective Date.

1.158“Solid” has the meaning set forth in the Preamble.

1.159“Solid Background Know-How” means all Know-How that is Controlled by Solid or any of its Affiliates prior to the Effective Date or comes into Solid’s Control during the Term of this Agreement independent of activities under this Agreement and is necessary or reasonably useful for the Exploitation of a Licensed Product.

1.160“Solid Background Patents” means all Patents that are Controlled by Solid or any of its Affiliates and Cover Solid Background Know-How.

1.161“Solid Budget” has the meaning set forth in Section 2.1.2.

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1.162“Solid Development Plan” has the meaning set forth in Section 2.1.2.

1.163“Solid Exercise Effective Date” has the meaning set forth in Section 3.3.2.

1.164“Solid Exercise Notice” has the meaning set forth in Section 3.3.1.

1.165“Solid Foreground Know-How” means all Know-How that is created, conceived, discovered or generated solely by or on behalf of Solid or any of its Affiliates in the performance of activities under this Agreement.

1.166“Solid Foreground Patents” means all Patents that are Controlled by Solid or any of its Affiliates and Cover Solid Foreground Know-How.

1.167“Solid Indemnified Party” has the meaning set forth in Section 12.1.1(a)(ii).

1.168“Solid Option” has the meaning set forth in Section 3.1.

1.169“Standard Cost” has the meaning set forth in Exhibit B.

1.170“Subcommittee” means any subcommittee formed by the JSC in accordance with Section 7.1.4.

1.171“Subcontractor” means a consultant, subcontractor, contract researcher, contract manufacturer, academic researcher or other vendor engaged by a Party to conduct activities on behalf of such Party or its Affiliate under this Agreement.

1.172“Sublicense” means, directly or indirectly, to sublicense, grant any other right with respect to, or agree not to assert, the rights granted to Ultragenyx hereunder.  When used as a noun, “Sublicense” means any agreement to Sublicense.

1.173“Sublicense Revenues” has the meaning set forth in Exhibit B.

1.174“Sublicensee” means a Third Party to whom Ultragenyx (or a Sublicensee or Affiliate) sublicenses any of the rights granted to Ultragenyx hereunder during the Term.

1.175“Tax Authority” has the meaning set forth in Section 9.9.3.

1.176“Term” has the meaning set forth in Section 13.1.

1.177“Territory” means worldwide.

1.178“Third Party” means any Person other than Ultragenyx, Solid or their respective Affiliates.

1.179“Third Party Infringement Claim” has the meaning set forth in Section 10.6.

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1.180“Third Party Payments” has the meaning set forth in Exhibit B.

1.181“Ultragenyx” has the meaning set forth in the Preamble.

1.182“Ultragenyx Background Know-How” means all Know-How that is Controlled by Ultragenyx prior to the Effective Date or comes into Ultragenyx’s Control during the Term of this Agreement independent of activities under this Agreement.

1.183“Ultragenyx Background Patents” means all Patents that are Controlled by Ultragenyx and Cover Ultragenyx Background Know-How.

1.184“Ultragenyx Foreground Know-How” means all Know-How that is created, conceived, discovered or generated solely by or on behalf of Ultragenyx in the performance of activities under this Agreement.

1.185“Ultragenyx Foreground Patents” means all Patents that are Controlled by Ultragenyx and Cover Ultragenyx Foreground Know-How.

1.186“Ultragenyx Indemnified Party” has the meaning set forth in Section 12.1.2.

1.187“Ultragenyx Know-How” means all the Ultragenyx Background Know-How and Ultragenyx Foreground Know-How.

1.188“Ultragenyx Patents” means all the Ultragenyx Background Patents and Ultragenyx Foreground Patents.

1.189“Ultragenyx Technology” means the Ultragenyx Background Know-How, Ultragenyx Background Patents, Ultragenyx Foreground Know-How and Ultragenyx Foreground Patents .

1.190“United States” or “U.S.” means the United States of America and its territories, possessions and districts.

1.191“[**]” means [**].

1.192“[**] Agreement” means the [**] Agreement, dated [**], by and between Solid and [**].

1.193“[**]” means [**].

1.194“[**] Agreement” means the [**] Agreement, dated as of [**], by and between Solid and [**].

1.195“Valid Claim” means a claim (a) of any issued, unexpired United States or foreign Patent, which has not, in the country of issuance, been irrevocably donated to the public, disclaimed, held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (b) of any United States or foreign patent application, which has not, in the country in question, been finally

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cancelled, withdrawn, or abandoned; provided that, for purposes of this clause (b), notwithstanding the foregoing, on a country-by-country basis, a patent application pending for more than [**] will not be considered to have any Valid Claim for purposes of this Agreement unless and until a patent that meets the criteria set forth in clause (a) above with respect to such application issues.

Article 2
DEVELOPMENT

2.1Development Activities.

2.1.1Subject to the terms and conditions of this Agreement, Ultragenyx (directly, or through its Affiliates, Sublicensees or contractors) will use Commercially Reasonable Efforts to Develop at least one (1) Licensed Product.  Notwithstanding the foregoing, Ultragenyx will not be deemed to be in breach of its obligations under this Section 2.1 to the extent it is prevented from or delayed in using Commercially Reasonable Efforts to Develop a Licensed Product as a result of the acts or omissions of Solid.  Without limiting the Parties’ rights and obligations under Article 7, Ultragenyx will determine the Development activities to be conducted with respect to the Licensed Products, including the prioritization of the Development activities and allocation of resources among the Development activities.

2.1.2Within [**] after the Effective Date, the JSC will agree upon a plan of Development activities to be conducted by Solid with respect to a Licensed Product and a budget therefor (each such budget, a “Solid Budget”, and each such plan, inclusive of the corresponding budget, a “Solid Development Plan”).  Each Solid Development Plan agreed upon will be reflected in the minutes of one or more meetings of the JSC.  Upon agreement on a Solid Development Plan, Solid will conduct activities in accordance with such plan.  By way of example, a Solid Development Plan may require that Solid conduct [**].  Either Party may propose amendments to a Solid Development Plan at any time.  The JSC will review and discuss such proposed amendments and each such amendment to a Solid Development Plan, including to a Solid Budget therefor, will be effective only if approved by the JSC.  In the event of an inconsistency between this Agreement and a Solid Development Plan, the terms of this Agreement will prevail.

2.2Development Records and Reporting.

2.2.1Records.  Each Party will maintain complete and accurate records of all work conducted by or on behalf of such Party in furtherance of the Development of Licensed Products.  Such records will be maintained in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and in accordance with Applicable Laws.

2.2.2Reporting.  Prior to the First Commercial Sale of the first Licensed Product, at each [**] meeting of the JSC, Ultragenyx will provide a written report or presentation describing in reasonable detail Ultragenyx’s activities and progress related to the Development of Licensed Products.  For so long as Solid is conducting any activities under any Solid Development Plan, at each [**] meeting of the JSC Solid will provide a written report or presentation describing in reasonable detail Solid’s activities and progress under the relevant Solid Development Plan.

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2.3Development Costs.

2.3.1On a Licensed Product-by-Licensed Product basis, unless and until Solid exercises the Development Option for a given Licensed Product, Ultragenyx will (a) be solely responsible for all costs and expenses incurred by Ultragenyx in connection with the Development of Licensed Products and (b) reimburse Solid for its FTE Costs and Out-Of-Pocket Costs actually incurred by Solid or its Affiliates for the Development activities conducted under a Solid Development Plan (without markup) in accordance with Section 9.6, subject to the limits set forth in the corresponding Solid Budget.  In no event will Ultragenyx be obligated to make any payments to Solid in excess of the corresponding budget for Development activities approved by the JSC.

2.3.2On a Licensed Product-by-Licensed Product basis, if Solid exercises the Development Option for a given Licensed Product, then during the applicable Development Option Period, (a) Exhibit A will apply with respect to the Option Territory Development Costs with respect to such Licensed Product and (b) Ultragenyx will be solely responsible for all costs and expenses other than such Option Territory Development Costs incurred in connection with the Development of Licensed Products the Field.

2.4Subcontracting.  Solid may utilize the services of Subcontractors to perform its activities under the Solid Development Plan, provided that (a) Solid requires that such Subcontractor perform its obligations in a manner consistent with the terms of this Agreement and (b) Solid will remain at all times fully liable for its responsibilities under this Agreement.  Each agreement entered into between Solid and a Subcontractor pursuant to this Section 2.4 will (i) include confidentiality and non-use provisions that are substantially similar to those set forth in Article 14 (but of duration customary in confidentiality agreements entered into for a similar purpose) and (ii) [**].  In each agreement between Solid and a Subcontractor that relates solely to Licensed Products, Solid will use Commercially Reasonable Efforts to require that such agreement is freely assignable to Ultragenyx.  Solid will be solely responsible for direction of and communications with any such Subcontractor.

Article 3
SOLID OPTION.

3.1Generally.  Subject to the remainder of this Article 3, on a Licensed Product-by-Licensed Product basis, Ultragenyx hereby grants to Solid an exclusive option, exercisable in Solid’s sole discretion one (1) time per Licensed Product, to fund thirty percent (30%) of the Option Territory Development Costs for such Licensed Product (the “Development Option”) and share the Net Income and Net Losses of Commercializing such Licensed Product in the Field in the Option Territory in accordance with the Cost/Income Share (the “Income Option” and, collectively with the Development Option, the “Solid Option”).  The application of the terms of this Article 3 with respect to a given Licensed Product have no effect on another Licensed Product.

3.2Data Package.  Within [**] after the date of First Achievement of Clinical POC, Ultragenyx will provide to Solid a Data Package with respect to the relevant Licensed Product.  Solid will use the Data Package for each applicable Licensed Product solely to determine whether to exercise the corresponding Development Option or Income Option with respect to such Licensed Product.

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3.3Option Exercise.

3.3.1On a Licensed Product-by-Licensed Product basis, Solid will have the right, in its sole discretion, to exercise the (a) Development Option or (b) Development Option and Income Option, in each case ((a) and (b)), for a given Licensed Product by delivering to Ultragenyx written notice of exercise (each such notice, the “Solid Exercise Notice”) within [**] after Solid’s receipt of the Data Package with respect to such Licensed Product (the end of such [**] period, the “Option Exercise Deadline”).  In the event Solid exercises the Development Option or the Development Option and Income Option for a given Licensed Product, Solid will include in the applicable Solid Exercise Notice (i) reasonable documentation demonstrating that [**], and (ii) a certification that Solid does not have a Competing Product as of the date of such Solid Exercise Notice.  For clarity, on a Licensed Product-by-Licensed Product basis, (1) in no event may Solid exercise the Income Option without also exercising the corresponding Development Option, (2) Solid may exercise the Development Option without also exercising the corresponding Income Option, (3) if Solid or any of its Affiliates has a Competing Product at the time of option exercise with respect to a Licensed Product, Solid may exercise only the Development Option as to such Licensed Product and the Income Option as to such Licensed Product will be null and void; and if in the case of the foregoing clause (2) or this clause (3) Solid exercises the Development Option, the relevant Option Product will be a “Development Share Product” and (4) any Option Product that is not a Development Share Product will be an “Income Share Product”.  The Solid Exercise Notice will expressly state whether Solid is exercising the Development Option and the Income Option and whether Solid or any of its Affiliates has a Competing Product on the date of such notice.  If, during the relevant Development Option Period or Income Option Period, Solid or any of its Affiliates acquires a Competing Product or Initiates clinical Development or commences Commercialization of a Competing Product, then (y) such Income Share Product will automatically become a Development Share Product as of the first day of the first Calendar Quarter immediately following the Calendar Quarter in which Solid or its Affiliate acquired such Competing Product  or commenced such activities and (z) Solid will give Ultragenyx written notice of the same within [**] of commencing such activities.  In no event will a Development Share Product become an Income Share Product.

3.3.2On a Licensed Product-by-Licensed Product basis, if Solid provides a Solid Exercise Notice for a given Licensed Product in accordance with Section 3.3.1, then (a) Solid will have exercised the Development Option or Income Option, as applicable, with respect to such Licensed Product, and (b) the date of Ultragenyx’s receipt of such Solid Exercise Notice will be the “Solid Exercise Effective Date” with respect to such Licensed Product.

3.3.3On a Licensed Product-by-Licensed Product basis, if Solid fails to provide a Solid Exercise Notice in accordance with Section 3.3.1 with respect to a Licensed Product prior to the Option Exercise Deadline for such Licensed Product, the Development Option and Income Option will expire and be of no further force or effect with respect to such Licensed Product.

3.3.4Notwithstanding anything herein to the contrary, on a Licensed Product-by-Licensed Product basis, if Solid exercises the Development Option, then Exhibit A will apply with respect to the Option Territory Development Costs with respect to such Option Product (the period of time commencing on the Solid Exercise Effective Date with respect to the corresponding Option Product and

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ending upon the completion of the Option Territory Development Activities set forth in the applicable Option Territory Development Plan (the “Development Option Period”)).

3.3.5During the Development Option Period, on an Option Product-by-Option Product basis:

(a)By no later than [**] of each Calendar Year, Ultragenyx will submit to the JSC a plan for Development activities to be undertaken by or on behalf of Ultragenyx with respect to the relevant Option Product [**] (each such plan, a “Option Territory Development Plan” and the activities described therein, the “Option Territory Development Activities”); provided that Ultragenyx will  submit a preliminary Option Territory Development Plan by [**] of each Calendar Year.  Each Option Territory Development Plan will include an updated detailed Option Territory Development Budget for [**], and estimated Option Territory Development Costs for the subsequent [**].  The Option Territory Development Costs are for information and planning purposes only.  If the activities under the Option Territory Development Plan and costs described in the Option Territory Development Budget for the [**] thereof exceed [**] percent ([**]%) of the Option Territory Development Budget for [**], each Party will continue to share such costs in accordance with Exhibit A, provided that [**].  Each Option Territory Development Budget, and each update thereto, will be prepared by Ultragenyx based on Ultragenyx’s good faith estimation of the probable Option Territory Development Activities to be conducted during the relevant time period.  Ultragenyx’s obligations under this Section 3.3.5(a) will terminate on an Option Product-by-Option Product basis on the last day of the relevant Development Option Period.

(b)Either Party may, through its representatives on the JSC, propose amendments to any Option Territory Development Plan until such time as no further Development activities are occurring or expected to occur under such Option Territory Development Plan.

3.3.6The terms set forth on Exhibit B (the “Cost/Income Sharing Terms”) will apply on an Income Share Product-by-Income Share Product basis with respect to each Income Share Product.  Pursuant to the Cost/Income Sharing Terms, Ultragenyx will be entitled to and bear seventy percent (70%) of Net Income and Net Losses and Solid will be entitled to and bear thirty percent (30%) of all Net Income and Net Losses incurred in each Calendar Quarter with respect to such Licensed Product being sold in the Option Territory by or on behalf of a Selling Party, pursuant to the terms of Exhibit B (the “Cost/Income Share”).  On an Option Product-by-Option Product basis, the Cost/Income Share will commence on the Solid Exercise Effective Date with respect to the corresponding Income Option and immediately terminate on the earliest to occur of [**] (such period of time, the “Income Option Period”).  If the Income Option Period for an Income Share Product terminates pursuant to clause (a) or (b) in the immediately preceding sentence, then the Royalty Term will apply with respect to such Licensed Product with such Income Share Product thereafter treated as a Development Share Product or a Licensed Product that is not an Option Product, respectively.

3.3.7If Solid fails to pay undisputed amounts owed for Option Territory Development Costs or undisputed amounts owed under the Cost/Income Share within [**] after receiving notice of such

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failure (each, a “Funding Failure”), then, subject to any applicable cure period set forth herein, Ultragenyx will be entitled, in its sole discretion, upon written notice to Solid to [**].

3.3.8On an Option Product-by-Option Product basis and in Solid’s sole discretion, following the Solid Exercise Effective Date with respect to an Option Product, Solid may elect to convert the Option Product to a Licensed Product such that Solid may receive milestones and royalties with respect thereto as if no Solid Option were exercised by Solid with respect to such Option Product and such conversion will be irreversible (each such election, an “Opt-Out”).  The Opt-Out will require [**] of notice and will be effective on the first day of the Calendar Quarter following notice to Ultragenyx of such Opt-Out.

Article 4
Commercialization

4.1Commercialization Activities.  Subject to the terms and conditions of this Agreement, Ultragenyx (directly, or through its Affiliates, Sublicensees or contractors) will use Commercially Reasonable Efforts to Commercialize at least one (1) Licensed Product in each of the Major Market Countries [**] for which it has obtained or expects to obtain Marketing Approval for such Licensed Product, at its sole cost and expense or subject to the Cost/Income Sharing Terms, as applicable. Subject to the foregoing sentence, Ultragenyx will be solely responsible for and will have sole discretion with respect to, Commercializing the Licensed Products in the Field in the Territory, including development and implementation of any promotional or branding strategy and materials, handling all returns, recalls, order processing, booking sales, invoicing and collections, inventory and receivables, and price matters.

4.2Commercialization Plans.  During the Income Option Period, on an Income Share Product-by-Income Share Product basis:

4.2.1By no later than [**] of each Calendar Year, Ultragenyx will submit to the JSC a plan for Commercialization activities to be undertaken by or on behalf of Ultragenyx with respect to the relevant Income Share Product in the Option Territory during the [**] (each such plan, a “Option Territory Commercialization Plan” and the activities described therein, the “Option Territory Commercialization Activities”); provided that Ultragenyx will submit a preliminary Option Territory Commercialization Plan by [**] of each Calendar Year.  Each Option Territory Commercialization Plan will include a [**] budget of estimated costs for Option Territory Commercialization Activities (the “Option Territory Commercialization Budget”) and, if requested by Solid in writing, [**].  If the activities under the Option Territory Commercialization Plan exceed the corresponding Option Territory Commercialization Budget, each Party will continue to share the costs therefor in accordance with Exhibit B; provided, however, that [**].  The Option Territory Commercialization Budget will be for information and planning purposes only.  Each Option Territory Commercialization Budget, and each update thereto, will be prepared by Ultragenyx based on Ultragenyx’s good faith estimation of the probable Option Territory Commercialization Activities to be conducted during the relevant time period. Ultragenyx’s obligations under this Section 4.2.1 will terminate on the last day of the relevant Income Option Period.

4.2.2Either Party may, through its representatives on the JSC, propose amendments to any Option Territory Commercialization Plan until such time as no further Commercialization activities are

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occurring or expected to occur under such Option Territory Commercialization Plan.  Notwithstanding the foregoing, Ultragenyx will have sole control over branding for each Licensed Product, including selecting trademarks therefor.

4.3First Commercial Sale.  Ultragenyx will provide Solid with written notice of the First Commercial Sale of each Licensed Product in the each of the Major Market Countries [**] within [**] after such event.  Following receipt of a request from Solid with respect to the occurrence of the First Commercial Sale of a given Licensed Product in any country in the Territory other than the Major Market Countries [**], Ultragenyx will promptly (and in any event within [**] after receipt of Solid’s written request) notify Solid of the countries in the Territory other than the Major Market Countries [**] in which the First Commercial Sale of such Licensed Product has occurred and the date of the First Commercial Sale in each applicable country.

Article 5
Regulatory Matters

5.1Regulatory Activities.

5.1.1Subject to the terms and conditions of this Agreement, Ultragenyx (directly, or through its Affiliates, Sublicensees or contractors) will use Commercially Reasonable Efforts to obtain Marketing Approval of at least one (1) Licensed Product from the FDA in the U.S., from the European Commission in the EU [**], at its sole cost and expense or subject to the Cost/Income Sharing Terms, as applicable.  Subject to the foregoing sentence, Ultragenyx will be solely responsible for and will have sole discretion with respect to, all regulatory matters with respect to Licensed Products.  Ultragenyx will be the sole point of contact with Regulatory Authorities with respect to the Licensed Products.

5.1.2Notwithstanding the foregoing, if Ultragenyx desires that Solid conduct Development activities in support of regulatory matters, the Parties will discuss the same through the JSC.  The JSC and Solid will seek to agree upon a Solid Development Plan, or amendment to an existing Solid Development Plan, that will reflect such activities to be conducted by Solid and a Solid Budget in accordance with Section 2.1.2 (mutatis mutandis).  By way of example, an amended Solid Development Plan may require that Solid conduct [**].

5.2Communications with Regulatory Authorities; Regulatory Filings.  Ultragenyx will conduct all interactions, communications and meetings with Regulatory Authorities with respect to activities of Ultragenyx, its Affiliates and Sublicensees with respect to the Licensed Products.  Solely during the Development Option Period or Income Option Period for a particular Option Product, before Ultragenyx submits any briefing book or response to a request by a Regulatory Authority, in each case, with respect to an Option Product in the Option Territory with respect to which neither Solid nor any of its Affiliates has a Competing Product, Ultragenyx will provide Solid with a reasonable opportunity to review and comment on such briefing book or response and will consider in good faith Solid’s reasonable and timely requests and suggestions regarding such briefing book or response; provided that Ultragenyx’s obligations in this sentence will expire [**].  Ultragenyx, or its Affiliates or Sublicensees, will have the sole and exclusive right to file and hold all Regulatory Filings, and to apply for and maintain all Marketing Approvals for all Licensed Products in the name of Ultragenyx or any of its Affiliates or Sublicensees. Notwithstanding the

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foregoing, if, following receipt of Regulatory Approval with respect to an Option Product with respect to which neither Solid nor any of its Affiliates has a Competing Product, Ultragenyx receives notice from any Regulatory Authority in the Option Territory related to any (i) new or modified post-marketing study commitments, (ii) the emergence of new safety signals (including a Drug Safety Communication by the FDA or equivalent of the foregoing by the European Commission), (iii) Dear Dr. Letter, (iv) product labeling changes (e.g., the imposition of black box warning), or (v) new requirement for a Risk Evaluation and Mitigation Strategy (REMS) or changes to an existing REMS, Ultragenyx shall notify Solid and provide Solid with a reasonable opportunity to review and comment on Ultragenyx’s response to such notice from the applicable Regulatory Authority and Ultragenyx will consider in good faith Solid’s reasonable and timely requests and suggestions regarding such response.

Article 6
Manufacturing

6.1Manufacturing Activities.  Subject to the terms and conditions of this Agreement, Ultragenyx (directly, or through its Affiliates, Sublicensees or contractors) will be solely responsible for Manufacturing and supplying Licensed Products at its sole cost and expense or subject to Cost/Income Sharing Terms.  Without limiting the foregoing sentence, Ultragenyx will be solely responsible for and will have sole discretion with respect to, all manufacturing matters related to Licensed Products, including supply chain matters and quality control matters.

Article 7
GOVERNANCE

7.1Joint Steering Committee.

7.1.1Formation; Responsibilities.  Within [**] after the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to direct and oversee the Parties’ activities under this Agreement.  The JSC will hold its first meeting within [**] after the Effective Date.  Without limiting the foregoing, the JSC will have the responsibility and authority to:

(a)encourage and facilitate ongoing communication and cooperation between the Parties with respect to the Exploitation of Licensed Products in the Field in the Territory;

(b)review, discuss and approve any Solid Development Plan and Solid Budget  or proposed amendment thereto;

(c)review and approve each Option Territory Development Plan and Option Territory Development Budget;

(d)solely during the applicable Development Option Period, review and approve each Party’s proposed updates and amendments to each Option Territory Development Plan;

(e)review and approve each Option Territory Commercialization Plan and Option Territory Commercialization Budget;

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(f)solely during the applicable Income Option Period, review and approve each Party’s proposed updates and amendments to each Option Territory Commercialization Plan;

(g)approve changes to the FTE Rate following discussion thereof by the JFC;

(h)review and discuss reports provided pursuant to Section 2.2.2;

(i)discuss and resolve any disputes related to the Exploitation of Licensed Products;

(j)discuss proposed grants of Sublicenses pursuant to Section 8.3.1;

(k)review and discuss any potential in-license or acquisition of Third Party Patents or Know How pursuant to Section 8.6;

(l)review, discuss and approve any decisions or disputes submitted by a Subcommittee to the JSC;

(m)establish Subcommittees; and

(n)perform such other functions as are set forth in this Agreement, or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

7.1.2Membership; Meetings.  The JSC will be composed of an equal number of representatives appointed by each of Solid and Ultragenyx, such number to initially be [**].  Each Party will have collectively one vote, regardless of the number or representatives from each Party.  The Parties may from time to time change the size of the JSC.  Each Party may replace its JSC representatives at any time upon written notice to the other Party.  The JSC will be co-chaired by one designated representative of each Party.  The co-chairpersons will not have any greater authority than any other representative on the committee.  Each Party may designate the same individual as a representative on more than one Committee, and such individual may be an employee or consultant of such Party or any of its Affiliates.  Each Party will be responsible for all costs and expenses incurred by it in participating in the JSC and any Subcommittees.  The JSC will hold meetings at such times as the JSC will determine, but in no event will such meetings of the JSC be held less frequently than once every [**], or with such other frequency as unanimously agreed by the Parties’ JSC members.  The JSC may meet in person or by audio or video conference as the Parties may mutually agree.  Other representatives of the Parties, their Affiliates and Third Parties involved in the Exploitation of the Licensed Products may attend such meetings of the JSC as nonvoting observers.  The JSC may upon agreement meet on an ad hoc basis between regularly scheduled meetings in order to address and resolve time-sensitive issues within its purview that may arise from time to time.  No action taken at a meeting of the JSC will be effective unless a representative of each Party is present or participating.  Neither Party will unreasonably withhold attendance of at least one representative of such Party at any meeting of a committee for which reasonable advance notice was provided.  Each Party will be responsible for its own personnel and travel costs relating to its JSC members’ participation in the JSC.

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7.1.3Agenda; Minutes.  The Alliance Managers will be responsible for: (a) preparing JSC meeting agendas reasonably in advance of JSC meetings, which JSC meeting agendas will include all agenda items reasonably requested by any JSC member for inclusion therein; (b) sending invitations and a JSC meeting agenda along with appropriate information for such agenda to all members of the JSC at least [**] before the next scheduled meeting of the JSC; and (c) preparing and circulating draft minutes within a reasonable time after each meeting of the JSC setting forth, among other things, a description of the discussions at the meeting and a list of any actions, decisions, or determinations approved by the JSC.  Unless agreed otherwise by the JSC, minutes of all JSC meetings will be deemed finalized [**] after the draft minutes have been circulated if there are no other edits or pending clarifications brought up by any JSC member, if not unanimously agreed by the JSC beforehand.

7.1.4Subcommittees of the JSC.  From time to time, the JSC may establish Subcommittees, as it deems necessary or advisable to further the purposes of this Agreement, including any responsibilities assigned to the JSC under this Agreement; provided, however, that (a) the JSC will not delegate its decision-making authority and (b) no Subcommittee will have any power to amend, modify or waive compliance with this Agreement.  Each Subcommittee will consist of an equal number of representatives of each Party (unless otherwise agreed by the Parties) and meet with such frequency as the JSC determines is appropriate from time to time.  The purpose, scope and procedures of any such Subcommittee will be mutually agreed by the Parties via the JSC.  All decisions of each Subcommittee will be made by unanimous decision, with each Party’s designated Subcommittee members having collectively one (1) vote in all decisions.  If, with respect to a matter that is subject to a Subcommittee’s decision-making authority, the Subcommittee cannot reach unanimity, the matter will be referred to the JSC for resolution.

7.2Joint Finance Committee.

7.2.1Formation; Responsibilities.  Within [**] after the first Solid Exercise Effective Date (if any), the Parties will establish a joint finance committee (the “JFC”) to coordinate the financial reporting by the Parties with respect to the funding of Option Territory Development Costs for Option Products and, if applicable, implementation of the Cost/Income Sharing Terms.  Without limiting the foregoing, the JFC will have the responsibility and authority to:

(a)reconcile financial and accounting matters between the Parties;

(b)initiate and execute an effective and efficient revenue and cost sharing process (cross-charges);

(c)discuss proposed changes to the FTE Rate;

(d)cooperate to ensure that the Option Territory Commercialization Budget (including a template for converting gross amounts to net amounts) agreed to for a Calendar Year (or any other given period) can be interpreted for the purposes of both Parties’ internal financial and audit reporting requirements, including each Party’s fiscal year reporting;

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(e)discuss  matters related to the calculation, implementation and reporting for the Parties’ sharing of Option Territory Development Costs, Allowable Expenses, Net Income or Net Losses; and

(f)perform such other functions as are set forth in this Agreement, or as the JSC may delegate to the JFC, except where in conflict with any provision of this Agreement.

7.2.2Membership; Meetings.  The JFC will be composed of an equal number of representatives appointed by each of Solid and Ultragenyx, such number to initially be [**].  Each Party will have collectively one vote, regardless of the number or representatives from each Party.  The Parties may from time to time change the size of the JFC.  Each Party may replace its JFC representatives at any time upon written notice to the other Party.  The JFC will be co-chaired by one designated representative of each Party.  The co-chairpersons will not have any greater authority than any other representative on the committee.  Each Party may designate the same individual as a representative on more than one Committee, and such individual may be an employee or consultant of such Party or any of its Affiliates.  Each Party will be responsible for all costs and expenses incurred by it in participating in the JFC.  The JFC will hold meetings at such times as the JFC will determine, but in no event will such meetings of the JFC be held less frequently than once every [**] following its formation, or with such other frequency as unanimously agreed by the Parties’ JFC members.  The JFC may meet in person or by audio or video conference as the Parties may mutually agree.  Other representatives of the Parties, their Affiliates and Third Parties involved in the financial matters contemplated by this Agreement may attend such meetings of the JFC as nonvoting observers.  The JFC may upon agreement meet on an ad hoc basis between regularly scheduled meetings in order to address and resolve time-sensitive issues within its purview that may arise from time to time.  No action taken at a meeting of the JFC will be effective unless a representative of each Party is present or participating.  Neither Party will unreasonably withhold attendance of at least one representative of such Party at any meeting of a committee for which reasonable advance notice was provided.  Each Party will be responsible for its own personnel and travel costs relating to its JFC members’ participation in the JFC.  The JFC will automatically disband following the expiration of all payment obligations with respect to each Income Share Product.

7.2.3Agenda; Minutes.  The Alliance Managers will be responsible for: (a) preparing JFC meeting agendas reasonably in advance of JFC meetings, which JFC meeting agendas will include all agenda items reasonably requested by any JFC member for inclusion therein; (b) sending invitations and a JFC meeting agenda along with appropriate information for such agenda to all members of the JFC at least [**] before the next scheduled meeting of the JFC; and (c) preparing and circulating draft minutes within a reasonable time after each meeting of the JFC setting forth, among other things, a description of the discussions at the meeting and a list of any actions, decisions, or determinations approved by the JFC.  Unless agreed otherwise by the JFC, minutes of all JFC meetings will be deemed finalized [**] after the draft minutes have been circulated if there are no other edits or pending clarifications brought up by any JFC member, if not unanimously agreed by the JFC beforehand.

7.3Decision-Making; Limitations on JSC.

7.3.1With respect to decisions of all Committees other than the JSC, the representatives of each Party will have collectively one (1) vote on behalf of such Party.  For each meeting of such

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Committee, at least one (1) representative of each Party will constitute a quorum and each Party will use Commercially Reasonable Efforts to have its representative(s) participate in each Committee meeting.  Action on any matter may be taken at a meeting, by teleconference, videoconference or by written agreement.  The members of each such Committee will act in good faith to cooperate with one another and seek agreement and consensus with respect to issues to be decided by such Committee.  If a Committee other than the JSC is unable to resolve a matter by consensus during a period of [**], then such matter(s) will be escalated to the JSC.

7.3.2With respect to decisions of the JSC, the members of the JSC will act in good faith to cooperate with one another and seek agreement and consensus with respect to issues to be decided by the JSC.  Decisions of the JSC will be made by unanimous vote, with each Party’s designated JSC members having collectively one (1) vote in all decisions.  The presence of at least one (1) JSC member representing each Party will constitute a quorum in order for decisions to be made.  The JSC will have only such powers as are specifically delegated to it in this Article 7, and such powers will be subject to the terms and conditions set forth herein.  Without limiting the generality of the foregoing, the JSC will have no power to amend this Agreement or take any action which (i) imposes a material performance obligation on a Party without such Party’s consent or (ii), under the terms of this Agreement, requires the consent or agreement of either or both of the Parties, without having received such consent or agreement.  Subject to the foregoing, in the event that the JSC is unable to reach a unanimous decision on a matter that is within its decision-making authority within [**] after it has met and attempted to reach such decision, then resolution of such matter will be escalated to the Parties’ respective Chief Executive Officers, who will confer in good faith on the resolution of such matter for a [**] period promptly after being made aware of the failure to reach a unanimous decision on such matter.  If such matter is not resolved within such [**] period by the Chief Executive Officers, then (A) Solid will have final decision-making authority on all matters relating to any Solid Development Plan and any Solid Budget, provided that in no event may Solid exercise such final decision-making authority to increase the scope of the Solid Development Plan or make corresponding increases to the Solid Budget if Ultragenyx opposes such increases, and (B) Ultragenyx will have final decision-making authority on all other matters relating to the Exploitation of Licensed Products in the Field in the Territory, including financial matters; provided that, in all cases ((A) and (B)), no decision by either Party may be in conflict with any of the terms of this Agreement and a decision by the Chief Executive Officers or a final decision by a Party in accordance with this sentence will be deemed a decision by the JSC; provided, further, that if any dispute related to the FTE Rate is unresolved after escalation to the Chief Executive Officers pursuant to this Section 7.3.2, such dispute will be resolved in accordance with Section 7.3.3.  For all other disputes, a Party may institute dispute resolution procedures pursuant to Section 15.10.  For the avoidance of doubt, any action of the JSC will be consistent with the terms of this Agreement.

7.3.3  Any dispute related to whether to change the FTE Rate or the appropriate amount of the revised FTE Rate (an “FTE Rate Dispute”) will be resolved by the following procedure:

(a)Each Party will select one (1) individual who would qualify as an Expert and those two (2) individuals will select one (1) individual who would qualify as an Expert and who will be chairman of a committee of the three (3) Experts (the “FTE Committee”), each with a single vote. Any decision of the FTE Committee will be determined by majority vote of the three (3) Experts.

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(b)Within [**] following the formation of the FTE Committee, each Party will provide the FTE Committee with (i) a proposal regarding the resolution of the FTE Rate Dispute, (ii) a written memorandum in support of its position and (iii) any documentary evidence it wishes to provide in support thereof (each, an “FTE Report”) and the FTE Committee will promptly provide each Party's FTE Report to the other Party after it receives it from each Party.

(c)Within [**] after a Party submits its FTE Report, the other Party will have the right to respond thereto.  The response and any material in support thereof will be provided to the FTE Committee and the other Party.

(d)The FTE Committee will have the right to meet with the Parties as necessary to inform the FTE Committee's determination and to perform independent research and analysis.  Within [**] after the receipt by the FTE Committee of both Parties’ responses (or expiration of the [**] period if any Party fails to submit a response), then the FTE Committee will deliver its decision regarding the FTE Rate Dispute in writing; provided that the FTE Committee will select one of the resolutions proposed by the Parties.  The determination of the FTE Committee will be binding on the Parties. The Parties will share equally in the costs of the FTE Committee.  The FTE Committee may not decide on issues outside the scope mandated under terms of this Agreement.

7.4Alliance Managers.  Promptly after the Effective Date, each Party will appoint an individual to act as the alliance manager for such Party (each, an “Alliance Manager”) (who may be a member of the JSC or other Committee).  Each Alliance Manager will be permitted to attend meetings of any Committee as a nonvoting observer (if not a member), subject to the confidentiality provisions of Article 14.  The Alliance Managers will be the point of contact for the Parties regarding the activities contemplated by this Agreement and will facilitate communication regarding all activities hereunder.  The Alliance Managers will lead the communications between the Parties and will be responsible for following up on decisions made by the Committees.  The name and contact information for such Alliance Manager, as well as any replacement(s) chosen by Solid or Ultragenyx, in their sole discretion, from time to time, will be promptly provided to the other Party in writing in accordance with Section 15.4.

Article 8
LICENSE GRANTS; technology transfer

8.1License Grant to Ultragenyx.

8.1.1Subject to the terms of this Agreement, Solid hereby grants to Ultragenyx and its Affiliates an exclusive (even as to Solid), royalty-bearing (sub)license, including the right to grant Sublicenses in accordance with Section 8.3, under the Licensed Technology and Joint Technology to Exploit Licensed Products in the Field in the Territory.  Such license grant to Ultragenyx and its Affiliates includes the right to use Subcontractors.  For the avoidance of doubt, the foregoing license grant to Ultragenyx does not include the right under the Licensed Technology to use, and Ultragenyx shall not Exploit, vectors that co-express Solid’s MD5 nNOS binding domain form of microdystrophin and one or more additional coding sequences selected from [**].  Solid retains all rights under the Licensed Technology and Joint Technology to Exploit Licensed Products in the Field in the Territory to the extent necessary for Solid to perform its obligations under this Agreement.

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8.1.2Existing In-License Agreements.

(a)Ultragenyx acknowledges and agrees that the rights, licenses and sublicenses granted by Solid to Ultragenyx in this Agreement (including any rights to sublicense) are subject to the terms of the Existing In-License Agreements and the rights granted to the Institutions thereunder, the scope of the licenses granted to Solid and its Affiliates thereunder and the rights retained by such Institutions.

(b)Ultragenyx hereby acknowledges that, as set forth in the [**] Agreement, [**] reserves the right to make, use or otherwise practice the Licensed Patents owned by [**] for non-commercial research purposes and to grant to non-profit, academic, educational, or governmental institutions a nonexclusive, royalty-free license and right to make, use or otherwise practice such Licensed Patents for non-commercial research purposes (as defined in the [**] Agreement). Ultragenyx further hereby acknowledges that [**] also reserves the right to transfer tangible research materials and intangible materials incorporating the Licensed Patents owned by [**] to other non-profit, academic, educational, or governmental institutions for such non-commercial research purposes (as defined in the [**] Agreement). Ultragenyx hereby agrees that, notwithstanding any other provision of this Agreement, Ultragenyx has no right to enforce such Licensed Patents owned by [**] against [**] or any nonprofit, academic, educational, or governmental institution with respect to such use or practice for non-commercial research purposes (as defined in the [**] Agreement).  Ultragenyx understands that the  Licensed Patents owned [**] were developed under a funding agreement with the U.S. government and that the U.S. government may have certain rights relative thereto. Thus, notwithstanding anything hereunder, any and all licenses and other rights granted hereunder are limited by and subject to the rights and requirements of the U.S. government which may arise out of its sponsorship of the research which led to the conception or reduction to practice of the Licensed Patents owned by [**].  The U.S. government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Title 37 of the Code of Federal Regulations: (i) to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on the behalf of the U.S. government any of such Licensed Patents owned by [**] throughout the world and (ii) to exercise march in rights on Licensed Patents.  This Agreement is explicitly made subject to the U.S. government's rights under such U.S. government funding agreement and any applicable law or regulation.  If there is a conflict between the U.S. government funding agreement, applicable law or regulation and this Agreement, the terms of the U.S. government funding agreement, applicable law or regulation shall prevail. Ultragenyx agrees to take any actions necessary to enable [**] to satisfy its obligations with the U.S. government relating to the Licensed Patents owned by [**].  Ultragenyx agrees, during the period of exclusivity of its license under the Licensed Patents owned by [**] in the United States, that any Licensed Product covered by a Valid Claim of the Licensed Patents owned by [**] that is produced for sale in the United States will be manufactured substantially in the United States as required by 35 U.S.C. § 204.

(c)Ultragenyx hereby acknowledges that as set forth in the [**] Agreement, [**] reserved all rights not expressly granted to Solid under the [**] Agreement.  Ultragenyx further hereby acknowledges that [**] (i) retained for itself an irrevocable, nonexclusive license to make, have made, and use products, processes, and other subject matter covered by the Licensed Patents owned by [**] in the Field of Use (as defied therein) for academic research, medical, instructional, or any other academic

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purpose, (ii) retained the right to require Solid to grant sublicenses to responsible applicants in the Field of Use (as defined therein) under the Licensed Patents owned by [**] on terms that are reasonable under the circumstances; or, if Solid fails to grant a license, to grant the license itself, subject to the limitations set forth in the [**] Agreement.

8.2License Grant to Solid.  Subject to the terms and conditions of this Agreement, Ultragenyx hereby grants to Solid a non-exclusive license (without the right to sublicense) under the Ultragenyx Technology solely to perform Solid’s obligations under this Agreement.

8.3Sublicensing.

8.3.1Prior to granting a Sublicense of the license granted in Section 8.1, Ultragenyx will inform Solid of its intent to grant a Sublicense, the Parties will discuss the same through the JSC and Ultragenyx will reasonably consider Solid’s input with respect to the grant of any such Sublicense.

8.3.2Each such Sublicense will be consistent with, the terms of this Agreement and any applicable In-License Agreement and will require such Sublicensee to comply with all applicable terms of this Agreement and any applicable In-License Agreement.  Ultragenyx will remain responsible for the performance of its Sublicensees.  Within [**] after entering into a Sublicense with a Sublicensee, Ultragenyx will provide Solid with a copy of such Sublicense (which copy may be redacted to remove provisions which are not necessary to monitor compliance with this Section 8.3).  For the avoidance of doubt, Ultragenyx will have no obligation to provide Solid with any copy of any Subcontractor agreement; provided, however, that each Subcontractor agreement will contain a requirement that the Subcontractor comply with commercially reasonable obligations of confidentiality and non-use provisions with respect to Solid’s Confidential Information.  Each Sublicense will contain the following provisions:  [**].

8.3.3Notwithstanding the foregoing, unless and until the receipt by Solid of a written agreement from an Institution to permit further sublicensing (as applicable) with respect to the Licensed Patents that are the subject of the relevant Existing In-License Agreement, Ultragenyx shall not have the right to grant any Sublicense (other than to Affiliates of such Party and other than as may be agreed in writing by the applicable Institution(s), in each case subject to all restrictions on the granting of Sublicenses herein) under such Licensed Patents.  In the event and to the extent that an agreement from an Institution permitting further sublicensing to a Third Party is not obtained, then, upon Ultragenyx’s request, Solid shall promptly grant, without further consideration, a direct license to the applicable Third Party as Ultragenyx directs, as and to the extent permitted under Solid’s obligations to the applicable Institution, and provided that such direct license is within the scope of Ultragenyx’s licenses granted under Section 8.1, and provided, further, [**].  Solid will keep Ultragenyx informed regarding the negotiation of a license agreement under this Section 8.3.3 and will consider in good faith Ultragenyx’s reasonable and timely requests and suggestions regarding such agreement.  Solid will provide to Ultragenyx an unredacted copy of each license agreement entered into pursuant to this Section 8.3.3 within [**] following the execution thereof.

8.4No Implied Licenses.  Except as expressly provided in this Agreement, no Party will be deemed by estoppel, implication or otherwise to have granted the other Party any licenses or other right with respect to any intellectual property.

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8.5Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement to Ultragenyx are and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code.  The Parties agree that Ultragenyx and its Affiliates and Sublicensees will retain and may fully exercise all of its rights and elections under the Bankruptcy Code and any foreign equivalent thereto.  The Parties further agree that if (a) a bankruptcy proceeding by or against Solid or its Affiliate (the “Bankrupt Party”) is commenced under the Bankruptcy Code, (b) this Agreement is rejected as provided in the Bankruptcy Code, and (c) Ultragenyx or its Affiliate elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, Ultragenyx will be entitled to a complete duplicate of, and complete access to (as Ultragenyx deems appropriate), all such intellectual property and all embodiments of such intellectual property.  Upon such occurrence, such intellectual property and all embodiments of such intellectual property will be promptly delivered to Ultragenyx.  The Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agrees not to interfere with the exercise by Ultragenyx of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement, and agrees to assist Ultragenyx and its Affiliates in obtaining such intellectual property and such embodiments of intellectual property in the possession or control of Third Parties.  The foregoing provisions are without prejudice to any rights Ultragenyx may have arising under the Bankruptcy Code or other Applicable Law.  As used herein, “Bankruptcy Code” means Title 11, United States Code, as from time to time in effect.

8.6In-License Agreements.  On a Licensed Product-by-Licensed Product basis, a Party may notify the JSC that the Exploitation of Licensed Products may require or benefit from a grant of rights under additional Patents or Know-How of Third Parties, whether by license or acquisition.  If a Party notifies the JSC pursuant to the foregoing sentence, the JSC will discuss obtaining a license to or acquiring such additional Patents or Know-How.  In the event that Solid chooses to obtain such license or conduct such acquisition, then Solid will keep Ultragenyx informed of the progress and substance of the negotiations through the JSC and will consider in good faith any comments provided by Ultragenyx.  If any such license obtained by Solid is exclusive, it must be sublicensable through multiple tiers, including to Ultragenyx, and include standby rights substantially similar to those set forth in Section 13.3.1(d) (mutatis mutandis).  Promptly following the execution of any such license agreement or acquisition agreement, Solid will provide Ultragenyx through the JSC with a copy of the applicable contract with such Third Party.  Within [**] following receipt of such contract, Ultragenyx will decide, in its sole discretion, whether or not to accept such Patents or Know-How as Licensed Technology licensed under this Agreement and provide Solid written notice of such decision.  [**].

8.7Technology Transfer.  Promptly following the Effective Date, Solid will, and will cause its Affiliates and contractors to, reasonably cooperate with Ultragenyx to facilitate the technology transfer of the materials set forth on Schedule 8.7 for use by and on behalf of Ultragenyx in the Exploitation of Licensed Products.  Such technology transfer may include providing Ultragenyx, and any designated contract researcher or manufacturer of Ultragenyx, with such assistance as may be necessary or useful to transfer and implement the processes, methods and techniques used by or on behalf of Solid in the practice of the Licensed Technology as of the Effective Date.  Such cooperation will include providing Ultragenyx with reasonable access by teleconference or in-person at Solid’s and Solid’s Affiliates’, and its and their contractors’, facilities to appropriate personnel from Solid and its Affiliates, and its and their contractors, to provide Ultragenyx with a reasonable level of technical assistance and consultation in connection with

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the transfer of Licensed Technology.  Solid covenants to Ultragenyx that, to Solid’s knowledge, all information and data transmitted to Ultragenyx pursuant to this Section 8.7 will be true, correct and complete in all material respects as of the date of transmission.

Article 9
FINANCIAL PROVISIONS

9.1Equity Investment.  On the Effective Date, the Parties will enter into the Share Purchase Agreement and Investor Agreement.

9.2Milestone Payments.

9.2.1Development Milestones.  On a Licensed Product-by-Licensed Product basis, Ultragenyx will pay to Solid the milestone payments set forth in this Section 9.2.1 (each a “Development Milestone Payment”) upon the achievement of the relevant milestone event (each a “Development Milestone Event”) with respect to a Licensed Product that is not an Option Product, subject to the limitations set forth in this Section 9.2.1:

Milestone Number	Development Milestone Event	Development Milestone Payment
1	[**]	[**]
2	[**]	[**]

On a Licensed Product-by-Licensed Product basis, (i) each of the Development Milestone Payments is payable only the first time the corresponding Development Milestone Event is achieved by a given Licensed Product that is not an Option Product and (ii) no Development Milestone Payment will be payable for subsequent or repeated achievements of the same Development Milestone Event with respect to the same Licensed Product.  In no event will a Development Milestone Payment be payable with respect to achievement of a Development Milestone Event by an Option Product.  In no event will the Development Milestone Payments with respect to any one Licensed Product exceed Twenty-Five Million Dollars ($25,000,000).

On a Licensed Product-by-Licensed Product basis, if a Licensed Product is not required to undergo the first Development Milestone Event prior to undergoing the second Development Milestone Event, the first Development Milestone Event will be deemed to have been achieved upon the achievement by such Licensed Product of the second Development Milestone Event.  Payment for any such skipped first Development Milestone Event that is owed in accordance with the provisions of the foregoing sentence with respect to a given Licensed Product will be due concurrently with the payment for the second Development Milestone Event with respect to such Licensed Product.

Neither Development Milestone Payment will be due or payable with respect to the achievement of the corresponding Development Milestone Event by an Option Product anywhere in the Territory during the corresponding Development Option Period or Income Option Period even if a Product Reversion occurs

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with respect to such Option Product.  For the avoidance of doubt, if a Product Reversion occurs with respect to an Option Product, then the Development Milestone Payments will be due or payable with respect to the achievement of the corresponding Development Milestone Events by such Licensed Product solely if any such Development Milestone Event is achieved with respect to a Licensed Product following the date on which such Licensed Product ceases to be an Option Product.

9.2.2Approval Milestones.  On a Licensed Product-by-Licensed Product basis, Ultragenyx will pay to Solid the milestone payments set forth in this Section 9.2.2 (each an “Approval Milestone Payment”) upon the achievement of the relevant milestone event (each an “Approval Milestone Event”) with respect to a Licensed Product that is not an Option Product, subject to the limitations set forth in this Section 9.2.2:

Milestone Number	Approval Milestone Event	Approval Milestone Payment
1	[**]	[**]
2	[**]	[**]
3	[**]	[**]

On a Licensed Product-by-Licensed Product basis, except with respect to Option Products, each of the Approval Milestone Payments is payable only the first time the corresponding Approval Milestone Event is achieved by a Licensed Product and no Approval Milestone Payment will be payable for subsequent or repeated achievements of the same Approval Milestone Event with respect to the same Licensed Product.  In no event will the Approval Milestone Payments with respect to any one Licensed Product exceed Sixty-Five Million Dollars ($65,000,000).

No Approval Milestone Payment will be due or payable with respect to the achievement of the corresponding Approval Milestone Event by an Option Product anywhere in the Territory during the corresponding Development Option Period or Income Option Period even if a Product Reversion occurs with respect to such Option Product.  For the avoidance of doubt, if a Product Reversion occurs with respect to an Option Product, then the Approval Milestone Payments will be due or payable with respect to the achievement of the corresponding Approval Milestone Events by such Licensed Product solely if any such Approval Milestone Event is achieved with respect to a Licensed Product following the date on which such Licensed Product ceases to be an Option Product.

9.2.3Commercial Milestones.  On a Licensed Product-by-Licensed Product basis, except with respect to Income Share Products, Ultragenyx will pay Solid the milestone payments set forth in this Section 9.2.3 (each a “Commercial Milestone Payment”, and, together with the Development Milestone Payments and Approval Milestone Payments, the “Milestone Payments”) upon the first achievement of the relevant milestone event (each, a “Commercial Milestone Event”, and, together with the Development Milestone Events and Approval Milestone Events, the “Milestone Events”) with respect to a particular Licensed Product in a Calendar Year, subject to the limitations set forth in this Section 9.2.3.

Milestone Number	Commercial Milestone Event	Commercial Milestone Payment

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1	First occurrence of Calendar Year Net Sales in the Territory for a particular Licensed Product equal to or in excess of $[**]	[**]
2	First occurrence of Calendar Year Net Sales in the Territory for a particular Licensed Product equal to or in excess of $[**]	[**]
3	First occurrence of Calendar Year Net Sales in the Territory for a particular Licensed Product equal to or in excess of $[**]	[**]
4	First occurrence of Calendar Year Net Sales in the Territory for a particular Licensed Product equal to or in excess of $[**]	[**]

Each of the Commercial Milestone Payments is payable only the first time the corresponding Commercial Milestone Event is achieved with respect to a particular Licensed Product that is not an Income Share Product and no such Commercial Milestone Payment will be payable for subsequent or repeated achievements of the same Commercial Milestone Event with respect to the same Licensed Product.  In no event will a Commercial Milestone Payment be due with respect to an Income Share Product during the corresponding Development Option Period or Income Option Period even if a Product Reversion occurs with respect to an Option Product.  In no event will the Commercial Milestone Payments associated with a particular Licensed Product exceed One Hundred Sixty-Five Million Dollars ($165,000,000).

On a Licensed Product-by-Licensed Product basis (but excluding Income Share Products), the Commercial Milestone Payments in Section 9.2.3 are additive, such that if more than one Commercial Milestone Event specified in Section 9.2.3 is achieved in the same Calendar Year with respect to a particular Licensed Product, then each corresponding Commercial Milestone Payment for each such event will be payable.

9.2.4Notice; Payment.  Each Milestone Payment will be deemed earned upon achievement of the corresponding Milestone Event, and Ultragenyx will provide Solid with written notice and payment following the achievement of each of the Milestone Events set forth in Sections 9.2.1, 9.2.2, and 9.2.3, such written notice and payment to be provided (a) with respect to any Milestone Event under Section 9.2.1, or 9.2.2 , within [**] after such achievement and (b) with respect to any Milestone Event under Section 9.2.3, on or prior to the date of delivery of the royalty report under Section 9.3.7 for the Calendar Quarter in which such Milestone Event is first achieved.

9.3Royalties.

9.3.1Royalty Rates.  Subject to the remainder of this Section 9.3, on a Licensed Product-by-Licensed Product and country-by-country basis, Ultragenyx will pay Solid royalties based on the aggregate Net Sales of the applicable Licensed Product sold by a Selling Party during a Calendar Year at the rates set forth in the applicable table below; provided that in no event will royalties be due with respect to Net Sales of an Income Share Product in the Option Territory even if a Product Reversion occurs with respect to such Income Share Product.  The obligation to pay royalties will be imposed only once with respect to the same unit of a Licensed Product.

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Calendar Year Net Sales (in U.S. Dollars) for such Licensed Product	Royalty Rates as a Percentage (%) of Net Sales with respect to a Licensed Product that is not an Option Product	Royalty Rates as a Percentage (%) of Net Sales with respect to a Development Share Product
Portion of Calendar Year Net Sales up to and including $[**]	[**]%	[**]%
Portion of Calendar Year Net Sales that exceeds $[**] up to and including $[**]	[**]%	[**]%
Portion of Calendar Year Net Sales that exceeds $[**]	[**]%	[**]%

Calendar Year Net Sales (in U.S. Dollars) for such Licensed Product that is an Income Share Product outside the Option Territory	Royalty Rates as a Percentage (%) of Net Sales with respect to an Income Share Product
Portion of Calendar Year Net Sales up to and including $[**]	[**]%
Portion of Calendar Year Net Sales that exceeds $[**] up to and including $[**]	[**]%
Portion of Calendar Year Net Sales that exceeds $[**]	[**]%

On a Licensed Product-by-Licensed Product basis, Net Sales of an Income Share Product in the Option Territory will not be counted for purposes of determining which royalty tier applies to the Net Sales of such Income Share Product outside the Option Territory.

Further, the applicable royalty rate set forth in the applicable table above will apply only to that portion of the Net Sales of a given Licensed Product during a given Calendar Year that falls within the indicated range.  By way of example and without limitation of this Section 9.3.1, if Calendar Year Net Sales by the Selling Parties of a given Licensed Product that is not an Option Product were [**] Dollars ($[**]) for a given Calendar Year, then the royalties payable with respect to such Calendar Year Net Sales for such Licensed Product for such Calendar Year, subject to adjustment as set forth in this Section 9.3.1, would be:  [**].

9.3.2Royalty Term.  Ultragenyx will pay royalties to Solid under this Section 9.3 on a Licensed Product-by-Licensed Product, and a country-by-country basis during the Royalty Term for such Licensed Product in such country.  Upon the expiration of the Royalty Term for a given Licensed Product in a given country, the license granted to Ultragenyx under Section 8.1 will become fully-paid, perpetual, irrevocable and royalty free with respect to such Licensed Product.

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9.3.3Reduction for Lack of Patent Coverage.  If during any period within the applicable Royalty Term for a country, (a) no Valid Claim of any Licensed Patent exists that Covers the Exploitation of such Licensed Product in such country and all forms of Regulatory Exclusivity with respect to such Licensed Product in such country have expired, then the royalty rate applied to Net Sales of such Licensed Product in such country will be reduced by [**] percent ([**]%) for purposes of calculating the royalty owed under Section 9.3.1 for the remainder of the Royalty Term for such Licensed Product in such country, or (b) no Valid Claim of any Licensed Patent exists that Covers the Exploitation of such Licensed Product in such country but Regulatory Exclusivity has not expired with respect to such Licensed Product in such country, then the royalty rate applied to Net Sales of such Licensed Product in such country will be reduced by [**] percent ([**]%) for purposes of calculating the royalty owed under Section 9.3.1 until the sooner of clause (a) of this Section 9.3.3 applies or the remainder of the Royalty Term for such Licensed Product in such country.

9.3.4Third Party Licenses.  On a country-by-country basis, Ultragenyx may deduct from the royalties payable to Solid under Section 9.3 (a) subject to Section 9.3.4(b), [**] percent ([**]%) of any Blocking Third Party Intellectual Property Costs incurred in a given country as to a Licensed Product (other than Income Share Products in the Option Territory), [**], and paid by Ultragenyx prior to or during such Calendar Quarter; provided, however, that in no event will the royalties that would otherwise be payable to Solid with respect to Net Sales of Licensed Products, after any applicable reduction to such Net Sales under this Section 9.3.4(a) be reduced by more than [**] percent ([**]%) in any given [**] provided, that, subject to Section 9.3.5, Ultragenyx will be entitled [**].

9.3.5Limit on Deductions.  On a Licensed Product-by-Licensed Product basis, in no event will the cumulative effect of the adjustments in Section 9.3.3  and Section 9.3.4 reduce the royalties payable to Solid under Section 9.3.1 to less than [**] percent ([**]%) of the amounts that would otherwise have been payable under Section 9.3.1 with respect to the applicable Licensed Product in the applicable Calendar Quarter.  For the avoidance of doubt, the limit set forth in this Section 9.3.5 does not apply to reductions pursuant to Section 9.3.4(b).

9.3.6Income Share Products.  Notwithstanding anything to the contrary in this Section 9.3, on an Income Share Product-by-Income Share Product basis, (a) the Parties will share costs and profits in the Option Territory with respect to such Income Share Product in accordance with the applicable Cost/Income Sharing Terms and (b) the terms of Sections 9.3.1 through Section 9.3.5 and 9.3.7 will apply to sales of such Income Share Product outside of the Option Territory.

9.3.7Royalty Reports.  Following the First Commercial Sale of a Licensed Product for which a royalty is due and continuing for the remainder of the Royalty Term for such Licensed Product, within [**] after the end of each Calendar Quarter, Ultragenyx will provide Solid a good faith estimate of royalties that will be due for such Calendar Quarter, and within [**] after the end of each Calendar Quarter, Ultragenyx will deliver a report to Solid specifying on a Licensed Product-by-Licensed Product basis: [**].  Ultragenyx’s reporting obligations with respect to Net Sales of Income Share Products in the Option Territory are set forth in Exhibit B.  All royalty payments due under Section 9.3 for each Calendar Quarter will be due and payable within [**] after the end of each Calendar Quarter.  If requested by Solid in writing [**] and prior to receipt of the report for the final Calendar Quarter of such Calendar Year, Ultragenyx shall include in such report, on a Licensed Product-by-Licensed Product basis for each Licensed Product for

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which a royalty was paid or payable in the U.S. or EU in such Calendar Year, the deductions (by deduction category) from gross amounts billed or invoiced taken in calculating Net Sales in the U.S. and EU.

9.4Option Product to Licensed Product; Income Share Product to Development Share Product.  In the event an Option Product reverts to a Licensed Product in accordance with the terms and conditions of this Agreement as if no Solid Option was exercised by Solid with respect to such Licensed Product or an Income Share Product becomes a Development Share Product in accordance with the terms and conditions of this Agreement (each, a “Product Reversion”), the applicable provisions of this Article 9 will apply with respect to such Licensed Product or Development Share Product as of the first day of the first Calendar Quarter following the Calendar Quarter in which such Licensed Product no longer qualifies as an Option Product or such Income Share Product no longer qualifies as an Income Share Product.

9.5Invoicing for Additional Amounts.  With respect to any amounts owed under this Agreement by one Party to the other Party for which no other invoicing or payment procedure is specified elsewhere in this Agreement, within [**] after the end of each Calendar Quarter, the applicable Party will provide an invoice, together with reasonable supporting documentation, to the other Party for such amounts owed.  The owing Party will pay any undisputed amounts within [**] of receipt of the invoice, and any disputed amounts owed by the owing Party will be paid within [**] of resolution of the Dispute.

9.6Development Reimbursement.  Ultragenyx will reimburse Solid for its FTE Costs and Out-of-Pocket Costs actually incurred by Solid or its Affiliates for the Development activities conducted under Section 2.1.2 in accordance with the Solid Development Plan.  Solid will provide a good faith estimate of any costs for which reimbursement is due under this Section 9.6 within [**] after each Calendar Quarter.  Any payments to be made to Solid by Ultragenyx pursuant to this Section 9.6 will be made [**] pursuant to final invoices submitted by Solid to Ultragenyx within [**] following the end of the applicable Calendar Quarter for which such costs have been incurred and will not exceed any corresponding amounts set forth in the Solid Budget.  Each such invoice will be accompanied by reasonable supporting documentation evidencing the expenses incurred for such Development activities (such expenses to be itemized) during such Calendar Quarter.  Undisputed payments will be due within [**] following the end of the applicable Calendar Quarter.

9.7Payment Terms.

9.7.1Currency; Payment Method.  All payments under this Agreement are expressed in U.S. Dollars and will be paid in U.S. Dollars, by wire transfer or Automated Clearing House (ACH) payment to an account designated by the Party receiving payment (which account such Party may update from time to time in writing).

9.7.2Exchange.  For any currency conversion from the currency of one country in which the Licensed Products are sold into U.S. Dollars (or another currency if applicable) required in determining the amount of Net Sales or any royalties or revenue share due hereunder, such conversion will be equal to the average exchange rate, over the applicable Calendar Quarter, calculated at the conversion rate as reported by OANDA (www.oanda.com), or an equivalent or similar resource as agreed by the Parties, on the last Business Day of the Calendar Quarter in which the applicable Net Sales were made.

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9.8General Right to Reconcile Payments.  Each Party will have the right to offset any amount owed by the other Party to such Party under or in connection with this Agreement which obligation is not being contested by the other Party in good faith, including in connection with any Funding Failure, any other breach or any indemnification obligation of the other Party, against any payments owed by one Party to the other Party under this Agreement.  Such offsets will be in addition to any other rights or remedies available under this Agreement and Applicable Law.

9.9Withholding Tax; Tax Treatment.

9.9.1In the event any withholding, value added or other tax (including any tax based on income to Solid as well as any penalties, interest and surcharges) is required to be withheld from payments by Ultragenyx or is required to be paid by a Party pursuant to this Agreement under Applicable Laws, notwithstanding anything to the contrary herein, (a) Ultragenyx will promptly notify Solid of such requirement and make such withholding or make such payment to the applicable Governmental Authority out of such payments by Ultragenyx pursuant to this Agreement, (b) any amounts so required to be withheld will be remitted by Ultragenyx on a timely basis to the appropriate Governmental Authority, (c) any amounts withheld, deducted or paid to any Governmental Authority pursuant to this Section 9.10 will be treated as paid to Solid for the purposes of this Agreement and (d) at Solid’s request, Ultragenyx will provide Solid reasonable evidence of the remittance for the purposes of this Agreement; provided, however, that the Parties will reasonably cooperate to eliminate or minimize any such withholding taxes, including by providing any reasonable documentation to reduce or eliminate such withholding and making payments from entities domiciled in the United States.

9.9.2To the extent permitted by Applicable Law, Ultragenyx and Solid agree to treat, for U.S. federal income and other applicable tax purposes: (a) the Milestone Payments as royalties, (b) the royalties paid pursuant to Section 9.3.1 as royalties, (c) payments relating to any Development Share Product or Income Share Product or otherwise attributable to the Solid Option as royalties and (d) this Agreement, including the exercise of the Solid Option, as not giving rise to a partnership between any of Ultragenyx, Solid and any of their Affiliates.  Ultragenyx and Solid agree to file all applicable tax returns in a manner consistent with this Section 9.9.2, unless otherwise required by Applicable Law.

9.9.3If the Internal Revenue Service (or any state or local tax authority, each a “Tax Authority”) asserts that a partnership exists (a “tax partnership”) or existed at any time in respect of this Agreement, the exercise of the Solid Option or otherwise, the following costs will be borne by the Parties in accordance with the Cost/Income Share: (a) any taxes (including any interest and penalties) imposed by the Tax Authority directly relating to the assertion that a tax partnership exists or has existed and that would not otherwise be levied in the absence of such tax partnership and (b) any professional fees relating to the characterization of a tax partnership, including but not limited to professional fees relating to the maintenance of capital accounts and the filing of tax returns.  For the avoidance of doubt, this Section 9.9.3 will not govern any taxes that would be imposed in the absence of any tax partnership.  If a Tax Authority asserts that a partnership exists or has existed at any time, Ultragenyx or its Affiliates will have the authority to conduct and undertake the defense of such tax audit or other tax controversy, except to the extent that such tax audit or other tax controversy could reasonably be expected to materially adversely impact Solid, in which case Ultragenyx and Solid will have joint authority regarding such tax audit or other tax controversy.

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9.9.4If a Tax Authority were to assert that this Agreement in any way gives rise to a tax partnership, Ultragenyx and Solid agree that Ultragenyx (or its designee) will be the “partnership representative” of such partnership within the meaning of Section 6223 of the Internal Revenue Code of 1986, as amended.

9.10Records; Audits.  Ultragenyx will keep and maintain accurate and complete records regarding (i) Net Sales during the [**] preceding Calendar Years, including deductions (by deduction category) from gross amounts billed or invoiced taken in calculating Net Sales, (ii) Option Territory Development Costs incurred by Ultragenyx during the [**] preceding Calendar Years in sufficient detail to confirm the accuracy of any payments required under this Agreement, and (iii) Net Income or Net Loss (including Ultragenyx’s Allowable Expenses) during the [**] preceding Calendar Years.  Solid will keep accurate and complete records regarding all FTE Costs and Out-of-Pocket Costs incurred in connection with the Development activities performed by or on behalf of Solid and Solid’s Allowable Expenses in sufficient detail to confirm the accuracy of any payments required under this Agreement, covering the [**] preceding Calendar Years.  Upon [**] prior written notice from the other Party (the “Auditing Party”), the Party required to maintain such records (as applicable, the “Audited Party”) will permit an independent certified public accounting firm of internationally recognized standing, selected by the Auditing Party and reasonably acceptable to the Audited Party, to examine the relevant books and records of the Audited Party and its Affiliates, as may be reasonably necessary to verify the royalty reports submitted by Ultragenyx in accordance with Section 9.3.7, the Option Territory Development Costs reported by Ultragenyx, the Net Income or Net Loss calculation for Income Share Products, or the FTE Costs and Out-of-Pocket Costs reported by Solid in accordance with Section 9.6, as applicable.  An examination by the Auditing Party under this Section 9.10 will occur not more than [**] and will be limited to the pertinent books and records for any Calendar Year ending not more than [**] before the date of the request.  No records will be audited more than [**].  The accounting firm will be provided access to such books and records at the Audited Party’s facility or facilities where such books and records are normally kept and such examination will be conducted during the Audited Party’s normal business hours.  The Audited Party may require the accounting firm to sign a customary non-disclosure agreement before providing the accounting firm access to its facilities or records.  Upon completion of the audit, the accounting firm will provide both Parties a written report disclosing whether the reports, Option Territory Development Costs or calculation of Net Income or Net Loss  submitted by Ultragenyx or the FTE Costs, Out-of-Pocket Costs and Allowable Expenses submitted by Solid, as applicable, are correct or incorrect and the specific details concerning any discrepancies.  No other information will be provided to the Auditing Party.  If the report or information submitted by the Audited Party results in an underpayment or overpayment, (a) the Party owing the underpaid or overpaid amount will promptly pay the amount of such underpayment to the other Party, and (b) any such overpayment will be creditable against future payments to the other Party hereunder.  The costs and fees of any audit conducted by the Auditing Party under this Section 9.10 will be borne by the Auditing Party, unless such audit reveals an underpayment of amounts owed to the Auditing Party of more than [**] percent ([**]%) of the amount that was owed by the Audited Party with respect to the relevant period, in which case, the Audited Party will reimburse the Auditing Party for the commercially reasonable expense incurred by the Auditing Party in connection with the audit.

9.11Late Payment.  Any payment under this Agreement that is not paid on or before the date such payment is due will bear interest, to the extent permitted by Applicable Law, at a rate equal to [**].

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Article 10
INTELLECTUAL PROPERTY

10.1Ownership; Assignment.

10.1.1Ultragenyx Technology.  As between the Parties, Ultragenyx will own and retain all rights, title and interest in and to the Ultragenyx Technology.

10.1.2Licensed Technology.  As between the Parties, Solid will own and retain all rights, title and interest in and to the Licensed Technology, subject to any rights or licenses expressly granted by one Party to the other Party under this Agreement.

10.1.3Joint Technology.  As between the Parties, the Parties will jointly own, on an equal and undivided basis, any Joint Technology without any duty of accounting to the other Party, subject to any rights or licenses expressly granted by one Party to the other Party under this Agreement.

10.2Ownership. For purposes of determining inventorship under this Section 10.1, inventorship will be determined in accordance with United States patent laws (regardless of where the applicable activities occurred).

10.3Prosecution and Maintenance of Patents.

10.3.1Ultragenyx Patents.  Ultragenyx will control, be responsible for and have the sole right for (but not the obligation), at its own expense, all aspects of the Prosecution and Maintenance of the Ultragenyx Patents.

10.3.2Licensed Patents.

(a)Solid Background Patents.  Solid will have the first right, but not the obligation, at its own expense, to Prosecute and Maintain the Solid Background Patents.  Subject to Section 10.3.2(f), Solid will keep Ultragenyx reasonably informed of all steps with regard to, and the status, of such Prosecution and Maintenance of the Solid Background Patents, including by providing to Ultragenyx the following within [**] following the sending or filing thereof by Solid or an Institution: (i) copies of all correspondence and material communications it sends to or receives from any patent office or agency relating to any such Solid Background Patent, (ii) a copy of applications as filed, together with notice of its filing date and serial number and (iii) copies of all notices received from an Institution related to the Prosecution or Maintenance of any Solid Background Patent.

(b)Solid Foreground Patents.  Solid will have the first right, but not the obligation, at its own expense, to Prosecute and Maintain the Solid Foreground Patents.  Subject to Section 10.3.2(f), Solid will keep Ultragenyx reasonably informed of all steps with regard to, and the status of, such Prosecution and Maintenance of the Solid Foreground Patents, including by providing Ultragenyx with (i) copies of all correspondence and material communications it sends to or receives from any patent office or agency relating to any such Solid Foreground Patent, (ii) a draft copy of all applications sufficiently in advance of filing to permit reasonable review and comment by Ultragenyx in accordance with the remainder

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of this Section 10.3.2(b) and (iii) a copy of applications as filed, together with notice of its filing date and serial number.  Before Solid submits any material filing, including a new patent application, or response to such patent authorities with respect to any of the Solid Foreground Patents, Solid will provide Ultragenyx with a reasonable opportunity to review and comment on such filing or response and will consider in good faith Ultragenyx’s reasonable and timely requests and suggestions regarding the Prosecution and Maintenance of such Solid Foreground Patents.

(c)Step-In Right.  If Solid elects not to continue to Prosecute or Maintain a Licensed Patent pursuant to Section 10.3.2(a) or Section 10.3.2(b), as applicable, then Solid will give Ultragenyx notice thereof within a reasonable period (but not less than [**]) prior to allowing such Licensed Patent to lapse or become abandoned or unenforceable or forfeiting any rights in such defense, and Ultragenyx will have the right (but not the obligation), at its own expense, to assume responsibility for directing the Prosecution and Maintenance of such Licensed Patents in the applicable country or region and paying any required fees to maintain such Licensed Patent in such country or region.  Upon transfer of Solid’s responsibility for directing the Prosecution and Maintenance of any of the Licensed Patents to Ultragenyx under this Section 10.3.2(c), Solid will promptly deliver to Ultragenyx copies of all necessary files related to the Licensed Patents with respect to which responsibility has been transferred and will take all actions and execute all documents reasonably necessary for Ultragenyx to assume such prosecution, maintenance or defense.

(d)Cooperation.  Subject to Section 10.3.2(f), each Party will, and will cause its Affiliates to, reasonably cooperate, with the other Party with respect to the Prosecution and Maintenance of Licensed Patents pursuant to this Section 10.3.2, including with respect to obtaining patent term restoration, supplemental protection certificates or their equivalents.

(e)Patent Term Extension.  Subject to the remainder of this Section 10.3.2(e) and Section 10.3.2(f), Ultragenyx will be solely responsible to make the determination as to whether to seek patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, regarding any Joint Patent or Licensed Patent that is not a Solid Background Patent with respect to any Licensed Product.  Ultragenyx may seek patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, regarding (i) a Solid Background Patent with respect to any Licensed Product only with Solid’s prior written consent and (ii) any Joint Patent or Licensed Patent that is not a Solid Background Patent at Ultragenyx’s election.  Solid shall reasonably consider, and in good faith, Ultragenyx’s input in determining whether to grant such consent with respect to the patent term extension of a Solid Background Patent.  In no event will Solid grant a Third Party a right to seek patent term extension, including a supplementary protection certificate or any other extension, with respect to any Joint Patent such that a Third Party would be able to seek patent term extension with respect to such Patent prior to Ultragenyx seeking such extension.  Solid will, and will cause its Affiliates to, at Ultragenyx’s request and sole cost, assist and cooperate with Ultragenyx in any such filing or application with respect to a Licensed Patent that is available for patent term extension and, in the case of a Solid Background Patent, for which Solid has provided consent.

(f)Existing In-License Agreements.  Ultragenyx acknowledges that, pursuant to the Existing In-License Agreements, [**] and [**] control Prosecution and Maintenance of certain Licensed Patents, with Solid having certain rights to review.  Ultragenyx acknowledges and agrees

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that (i) the rights and obligations under this Section 10.3.2 are subject to the rights of Solid’s licensors under the Existing In-License Agreements and (ii) Solid’s obligations under this Agreement only apply to the extent of Solid’s rights with respect to participation in Prosecuting and Maintaining the Licensed Patents under the Existing In-License Agreements.

10.3.3Joint Patents.

(a)Ultragenyx will have the first right, but not the obligation, at its own expense, to Prosecute and Maintain the Joint Patents.  Ultragenyx will keep Solid reasonably informed of all steps with regard to, and the status of, such Prosecution and Maintenance of the Joint Patents, including by providing Solid with (i) copies of all correspondence and material communications it sends to or receives from any patent office or agency relating to any such Joint Patent, (ii) a draft copy of all applications sufficiently in advance of filing to permit reasonable review and comment by Solid in accordance with the remainder of this Section 10.3.3 and (iii) a copy of applications as filed, together with notice of its filing date and serial number.  Before Ultragenyx submits any material filing, including a new patent application, or response to such patent authorities with respect to any of the Joint Patents, Ultragenyx will provide Solid with a reasonable opportunity to review and comment on such filing or response and will consider in good faith Solid’s reasonable and timely requests and suggestions regarding the Prosecution and Maintenance of such Joint Patents.

(b)Step-In Right.  If Ultragenyx elects not to continue to Prosecute or Maintain a Joint Patent pursuant to Section 10.3.3(b), then Ultragenyx will give Solid notice thereof within a reasonable period (but not less than [**]) prior to allowing such Joint Patent to lapse or become abandoned or unenforceable or forfeiting any rights in such defense, and Solid will have the right (but not the obligation), at its own expense, to assume responsibility for directing the Prosecution and Maintenance of such Joint Patents in the applicable country or region and paying any required fees to maintain such Joint Patent in such country or region.  Upon transfer of Ultragenyx’s responsibility for directing the Prosecution and Maintenance of any of the Joint Patents to Solid under this Section 10.3.3(b), Ultragenyx will promptly deliver to Solid copies of all necessary files related to the Joint Patents with respect to which responsibility has been transferred and will take all actions and execute all documents reasonably necessary for Solid to assume such prosecution, maintenance or defense.

10.4Entity Status. Promptly following the Effective Date, Solid will provide each counterparty to an Existing In-License Agreement written notice indicating that the entity status of the applicable Licensed Patents changed to “large entity” and will cooperate with each such counterparty to change such entity status with each relevant patent and trademark office in the Territory.

10.5Third Party Infringement.

(a)Notice.

(i)Each Party will promptly notify the other in writing of any (A) apparent, threatened or actual infringement by a Third Party of any Licensed Patent or Joint Patent or (B) unauthorized use or misappropriation by a Third Party of any Licensed Know-How or Joint Know-How, in

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each case ((A) and (B)), of which it becomes aware, and will provide the other Party with all evidence in such Party’s possession or control concerning such infringement or unauthorized use or misappropriation.

(ii)Solid will promptly notify Ultragenyx in writing of any (A) apparent, threatened or actual infringement by a Third Party of any Ultragenyx Patent or (B) unauthorized use or misappropriation by a Third Party of any Ultragenyx Know-How, in each case ((A) and (B)), of which it becomes aware, and will provide Ultragenyx with all evidence in such Solid’s possession or control supporting concerning such infringement or unauthorized use or misappropriation (each apparent, threatened, or actual infringement or unauthorized use or misappropriation described in Section 10.5(a)(i) or 10.5(a)(ii), an “Infringement”).

(b)First Right with Respect to Competitive Infringement.

(i)As between the Parties, Solid will have the first right, but not the obligation, using counsel of its choosing and at its sole expense, to institute any cause of action, suit, demand or proceeding alleging Infringement solely of the Licensed Patents by a Third Party with respect to Competitive Infringement that is also competitive with a Solid product (an “Overlapping Infringement Action”).  Ultragenyx will have the right, at its own expense, to be represented in any such Overlapping Infringement Action by counsel of its own choice.  Solid will promptly notify and keep Ultragenyx apprised in writing in a timely manner of any such Overlapping Infringement Action and any material filings in such Overlapping Infringement Action and will consider timely comments received from Ultragenyx with respect to any material filings proposed to be made in such Overlapping Infringement Action; provided, that, if Solid fails to commence a suit to enforce the Licensed Patents against such Overlapping Infringement Action (or to settle or otherwise secure the abatement of such Overlapping Infringement Action) within (i) [**] after its receipt or delivery of notice under Section 10.5(a)(i) or (ii) [**] before the time limit, if any, set forth in the Applicable Laws for the filing of such actions in order to avoid any loss of rights, whichever comes first, or ceases to diligently pursue an Overlapping Infringement Action, Ultragenyx will have the right, subject to Section 10.5(f), but not the obligation, at its own expense to institute an Overlapping Infringement Action against the applicable Third Party infringer(s) with respect to such Competitive Infringement, and Solid will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(ii)Subject to Section 10.5(f), as between the Parties, Ultragenyx will have the first right, but not the obligation, using counsel of its choosing and at its sole expense, to institute any cause of action, suit, demand or proceeding alleging Infringement of the Licensed Patents or Joint Patents by a Third Party with respect to Competitive Infringement that is not an Overlapping Infringement Action (an “Infringement Action”).  Solid will have the right, at its own expense, to be represented in any such Infringement Action by counsel of its own choice.  Ultragenyx will promptly notify and keep Solid apprised in writing in a timely manner of any such Infringement Action and any material filings in such Infringement Action and will consider timely comments received from Solid with respect to any material filings proposed to be made in such Infringement Action; provided, that, if Ultragenyx fails to commence a suit to enforce the Licensed Patents or Joint Patents, as applicable, against such Infringement Action (or to settle or otherwise secure the abatement of such Infringement Action) within (i) [**] after its receipt or delivery of notice under Section 10.5(a)(i) or (ii) [**] before the time limit, if any, set forth in the Applicable Laws for the filing of such actions in order to avoid any loss of rights, whichever comes first, or ceases to

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diligently pursue an Infringement Action, Solid will have the right, but not the obligation, at its own expense to institute an Infringement Action against the applicable Third Party infringer(s) with respect to such Competitive Infringement, and Ultragenyx will have the right, at its own expense, to be represented in any such action by counsel of its own choice provided that if Ultragenyx notifies Solid that it is electing in good faith not to institute any Infringement Action to enforce the Licensed Patents or Joint Patents against such Competitive Infringement for strategic reasons intended to maintain the commercial value of the relevant Licensed Patent or Joint Patent, as applicable, and any Licensed Product Covered thereby and there are otherwise no Solid programs subject to such Infringement Action, Solid will neither have the right to commence nor control any Proceeding to enforce the Licensed Patents or Joint Patents against such Competitive Infringement.

(iii)Any settlements, damages or monetary awards recovered by either Party pursuant to any Overlapping Infringement Action or Infringement Action, as applicable, will, after (a) reimbursing the Parties for their reasonable out-of-pocket expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses) and (b) paying the Institutions the amount of such recovery to which the Institutions are entitled pursuant to the Existing In-License Agreements, as applicable, be paid [**].

(c)Non-Competitive Infringement.

(i)Solid Sole Right with Respect to Solid Background Patents.  As between the Parties, Solid will have the sole right, but not the obligation, using counsel of its choosing and at its sole expense, to institute an Infringement Action and otherwise to enforce the Solid Background Patents in matters that are not Competitive Infringement, and to retain all settlements, damages or monetary awards recovered in connection with any such Infringement Action with respect to the Solid Background Patents.  Prior to Solid instituting an Infringement Action pursuant to this Section 10.5(c)(i), Solid will give Ultragenyx at least [**] written notice of  the same and will reasonably consider comments from Ultragenyx with respect to the same.  Further, if Solid has not already instituted an Infringement Action pursuant to this Section 10.5(c)(i) at least [**] before the time limit, if any, set forth in the Applicable Laws for instituting such an Infringement Action, Solid will endeavor to notify Ultragenyx in writing of such time limit and will reasonably consider comments from Ultragenyx with respect to instituting, or not instituting, any such Infringement Action.

(ii)Solid First Right with Respect to Solid Foreground Patents. As between the Parties, Solid will have the first right, but not the obligation, using counsel of its choosing and at its sole expense, to institute an Infringement Action and otherwise to enforce the Solid Foreground Patents in matters that are not Competitive Infringement.  In the event Solid institutes an Infringement Action pursuant to this Section 10.5(c)(i)(i), Solid will promptly notify Ultragenyx and will reasonably consider comments from Ultragenyx with respect to any material filings proposed to be made by Solid or its Affiliates; provided, that, if Solid fails to commence a suit to enforce the Solid Foreground Patents against such Infringement Action (or to settle or otherwise secure the abatement of such Infringement Action) within (i) [**] after its receipt or delivery of notice under Section 10.5(a)(i) or (ii) [**] before the time limit, if any, set forth in the Applicable Laws for the filing of such actions in order to avoid any loss of rights, whichever comes first, or ceases to diligently pursue such an Infringement Action, Ultragenyx will have the right, subject to Section 10.5(f), but not the obligation, at its own expense to institute an

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Infringement Action to enforce the Solid Foreground Patents against the applicable Third Party infringer(s), and Solid will have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(d)Cooperation.  In any action brought pursuant to Section 10.5(b) or Section 10.5(c), each Party will, and will cause its Affiliates to, reasonably cooperate with each other, in good faith, relative to the other Party’s efforts to protect the Licensed Patents and will join such suit as a party, if requested by the other Party.  Furthermore, the Party commencing any Infringement Action pursuant to Section 10.5(b) or Section 10.5(c) will consider in good faith all reasonable and timely comments from the other Party on any proposed arguments asserted or to be asserted in litigation related to the enforcement or defense of any such Licensed Patents in an Infringement Action.  Neither Party will have the right to settle any patent infringement litigation with respect to any Licensed Patent under this Section 10.5(d) in a manner that diminishes the rights or interests of the other Party (including any settlement that disclaims, limits the scope of, admits the invalidity or unenforceability of any such Licensed Patent) without the consent of such other Party (which will not be unreasonably withheld, conditioned or delayed).

(e)Ultragenyx Technology.  As between the Parties, Ultragenyx will have the sole right, but not the obligation, using counsel of its choosing and at its sole expense, to institute an action, suit, demand or proceeding alleging Infringement of the Ultragenyx Patents.

(f)Existing In-License Agreements.  Ultragenyx acknowledges that, pursuant to the Existing In-License Agreements, the Institutions have certain rights with respect to enforcement of certain of the Licensed Patents, including with respect to recoveries in respect of enforcement of certain of the Licensed Patents.  Ultragenyx acknowledges and agrees that (i) the rights and obligations under this Section 10.5 are subject to the rights of Solid’s licensors under the Existing In-License Agreements and (ii) Solid’s obligations under this Agreement only apply to the extent of Solid’s rights with respect to participation in enforcing the Licensed Patents under the Existing In-License Agreements.

10.6Claimed Infringement.  Each Party will promptly notify the other Party if a Third Party brings any action, suit, demand or proceeding, including any declaratory judgment action, alleging Patent infringement by Solid or Ultragenyx or any of their respective Affiliates or any Sublicensee with respect to the Exploitation of any Licensed Product (a “Third Party Infringement Claim”).  Ultragenyx will have the sole right, but not the obligation, to control the defense and response to any such Third Party Infringement Claim with respect to activities of Ultragenyx, its Affiliates or Sublicensees, at Ultragenyx’s sole cost and expense.  Solid will have the first right, but not the obligation, to control the defense and response to any such Third Party Infringement Claim with respect to activities of Solid or its Affiliates, at Solid’s sole cost and expense.  In the event that Solid does not exercise its right to control, defend and respond to a Third Party Infringement Claim under this Section 10.6, Ultragenyx may, at its sole cost and expense, defend and respond to any such Third Party Infringement Claim with respect to activities of Solid or its Affiliates.  Upon the request of the Party controlling the response to the Third Party Infringement Claim, the other Party will reasonably cooperate with the controlling Party in the reasonable defense of such Third Party Infringement Claim.  The other Party will have the right to consult with the controlling

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Party concerning any Third Party Infringement Claim and to participate in and be represented by independent counsel in any associated litigation.  The Party defending a Third Party Infringement Claim under this Section 10.6 will (a) consult with the other Party as to the strategy for the prosecution of such defense, (b) consider in good faith any comments from the other Party with respect thereto and (c) keep the other Party informed of any material steps taken and provide copies of all material documents filed, in connection with such defense.  The Party controlling the defense against a Third Party Infringement Claim will have the right to settle such Third Party Infringement Claim on terms deemed reasonably appropriate by such Party, provided, that, (i) any such settlement that adversely affect the rights or interests of the other Party will be subject to the other Party’s prior written consent, not to be unreasonably withheld, (ii) such settlement does not impose any restriction or obligation (including the payment of any monetary damages) on or admit fault of the other Party, (iii) does not affect the scope, ownership, validity, enforceability or enforcement of any Licensed Patents, (iv) does not include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the licenses granted to the other Party under this Agreement, and (v) releases the other Party and its Affiliates and sublicensees from liability with respect to the same Third Party Infringement Claims to the same extent as the settling Party (but, for clarity, need not release the other Party from any liability for an infringement claim relating to any product or activities outside of this Agreement).

10.7Common Interest.  All information exchanged between the Parties regarding the Prosecution and Maintenance, and enforcement and defense, of any Patents under this Article 10 will be deemed Confidential Information of the Disclosing Party.  In addition, the Parties acknowledge and agree that, with regard to such Prosecution and Maintenance, the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature.  The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patents under this Article 10, including privilege under the common interest doctrine and similar or related doctrines.  Notwithstanding anything to the contrary contained herein, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Article 10 is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party will not be required to disclose such information, and the Parties will in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

10.8Recordation.  The Parties agree to collaborate in good faith and sign a short form license agreement regarding the subject matter of this Agreement for recordation purposes.  The Parties further agree that, notwithstanding the signing of such short form license agreement, this Agreement will remain in full force and effect and that in the event there is any inconsistencies between this Agreement and the short form license agreement, this Agreement will control.

10.9Settlement.  Notwithstanding anything to the contrary under this Article 10, neither Party may enter a settlement, consent judgment or other voluntary final disposition of a suit under this Article 10 that disclaims, limits the scope of, admits the invalidity or unenforceability of, or grants a license, covenant not to sue or similar immunity under, or take any other action in a manner that materially diminishes the rights or interest of a Patent or Know-How Controlled by the other Party or its Affiliates without first

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obtaining the written consent of the Party that Controls the relevant Patent or Know-How, such consent not to be unreasonably withheld, delayed or conditioned.

10.10Other Infringement.

10.10.1Patents Solely Owned by Ultragenyx.  Ultragenyx will retain all rights to pursue an infringement of any Patent solely owned by Ultragenyx, and Ultragenyx will retain all recoveries with respect thereto.

10.10.2Other Patents Owned by Solid.  Solid will retain all rights to pursue an infringement of any Patent solely owned by Solid that is not a Licensed Patent, and Solid will retain all recoveries with respect thereto.

10.11Joint Research Agreements.  The Parties intend that this Agreement is and will be understood to be a “joint research agreement” (as that term is defined in 35 U.S.C. § 100(h) and used in 35 U.S.C. § 102(c)), entered into for the purposes of Exploiting Licensed Products.  The Parties will coordinate their activities with respect to any submissions, filings or other activities in support thereof.

10.12Marking.  Prior to the issuance of Licensed Patents, Ultragenyx agrees to mark Licensed Products (or their containers or labels) sold by Ultragenyx with the words “Patent Pending” and following the issuance of one or more of Licensed Patents, with the words “Patent No.  ” or in such a manner as to conform with the patent laws and practice of the country of manufacture, sale, or importation.

Article 11
REPRESENTATIONS AND WARRANTIES

11.1Representations and Warranties of Ultragenyx.  Ultragenyx hereby represents and warrants to Solid, as of the Effective Date, that:

(a)Ultragenyx is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization;

(b)Ultragenyx (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (ii) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)This Agreement has been duly executed and delivered on behalf of Ultragenyx, and constitutes a legal, valid and binding obligation, enforceable against Ultragenyx in accordance with the terms hereof, except to the extent that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, or (ii) laws governing specific performance, injunctive relief and other equitable remedies;

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(d)The execution, delivery and performance of this Agreement by Ultragenyx will not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, or violate any Applicable Law of any governmental body or administrative or other agency having jurisdiction over Ultragenyx; and

(e)Ultragenyx has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons or entities required to be obtained by it as of the Effective Date in connection with the execution and delivery of this Agreement.

11.2Representations and Warranties of Solid.  Solid hereby represents and warrants to Ultragenyx, as of the Effective Date, that:

(a)Solid is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization;

(b)Solid (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (ii) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)This Agreement has been duly executed and delivered on behalf of Solid, and constitutes a legal, valid and binding obligation, enforceable against Solid in accordance with the terms hereof, except to the extent that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors, or (ii) laws governing specific performance, injunctive relief and other equitable remedies;

(d)The execution, delivery and performance of this Agreement by Solid will not constitute a default under or conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, or violate any Applicable Law of any governmental body or administrative or other agency having jurisdiction over Solid;

(e)Solid has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons or entities required to be obtained by it as of the Effective Date in connection with the execution and delivery of this Agreement;

(f)(i) the in-license agreements set forth on Schedule 11.2(f) (solely in the form such agreements exist as of the Effective Date, the “Existing In-License Agreements”) are all of the in-license agreements pursuant to which Solid acquired rights to Licensed Technology owned by a Third Party and all other Licensed Technology is owned solely by Solid or its Affiliate; (ii) a true, complete and correct copy of each Existing In-License Agreement has been provided or made available to Ultragenyx prior to the Effective Date and each Existing In-License Agreement is in full force and effect and has not been amended, modified or waived, except as otherwise disclosed to Ultragenyx in writing; (iii) all Licensed Technology owned, or, to the knowledge of Solid, in-licensed by Solid, is free and clear of any liens, charges and encumbrances; (iv) no license granted by any Third Party to Solid or its Affiliates, or by Solid

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or its Affiliates to any Third Party, conflicts with the rights and licenses granted to Ultragenyx hereunder and (v) no written notice of breach, default, or termination has been received or given under any Existing In-License Agreement, and to the knowledge of Solid, there is no act or omission by Solid or its Affiliates that would provide a right to terminate any such agreement;

(g)Solid (i) has sufficient legal or beneficial title and ownership of, or sufficient license rights under, the Licensed Technology to grant the licenses thereto granted pursuant to this Agreement, including sublicense rights under the Existing In-License Agreements to the extent permitted by this Agreement, (ii) is entitled to grant all rights, options and licenses under the Licensed Technology that it purports to grant or that are anticipated to be granted to Ultragenyx under this Agreement and (iii) Solid has obtained all consents or waivers from the Institutions with respect to this Agreement that are required to enter into this Agreement;

(h)Schedule 1.104 sets forth a true, correct and complete list of all Licensed Patents owned by Solid as of the Effective Date and, to Solid’s knowledge, the Licensed Patents licensed or sublicensed to Solid pursuant to the Existing In-License Agreements. Except as set forth on Schedule 1.104 each such Licensed Patent is owned solely by Solid.  To the extent any Licensed Patent is not owned by Solid, to Solid’s knowledge Schedule 1.104 identifies the licensor or sublicensor from which the Licensed Patent is licensed;

(i)All Licensed Patents that are owned by Solid have been Prosecuted and Maintained from the respective patent offices in accordance with Applicable Law.  To Solid’s knowledge, all Licensed Patents that are not owned by Solid or any of its Affiliates have been Prosecuted and Maintained from the respective patent offices in accordance with Applicable Law.  Neither Solid nor any of its Affiliates has received any written claims, nor to Solid’s knowledge, is there any ongoing claim, or threatened claim, investigation, demand, proceeding or other legal action by any Third Party or Regulatory Authority with respect to the Licensed Technology, including (i) challenging the scope, validity or enforceability of any issued Licensed Patents, (ii) asserting the misuse or non-infringement of any of the Licensed Technology, or (iii) challenging Solid’s Control of any of the Licensed Technology;

(j)With respect to the Licensed Patents owned by Solid or any of its Affiliates that exist as of the Effective Date, (i) Solid or its Affiliate has obtained valid and enforceable assignments from the inventors of all inventorship rights relating to such Patents, and all such assignments of inventorship rights relating to such Patents have been properly executed and recorded in the relevant U.S. and foreign patent offices, (ii) to Solid’s knowledge, no current officer, employee, agent, advisor, consultant or representative of Solid or any of its Affiliates is in violation of any term of any such assignment or other agreement with Solid or such Affiliate regarding the protection of any Licensed Technology, and (iii) to Solid’s knowledge, no Person who claims to be an inventor of an invention claimed in a Licensed Patent is not identified as an inventor of such invention in the filed Patent documents for such Licensed Patent;

(k)(i) All employees of Solid or its Affiliates performing activities on behalf of Solid or its Affiliates with respect to any Licensed Technology are subject to a present obligation to assign to Solid or its Affiliate all right, title and interest in and to any inventions developed by them in the conduct of such activities, whether or not patentable; and (ii) all Subcontractors of Solid or its Affiliates

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performing activities on behalf of Solid or its Affiliates with respect to any Licensed Technology are subject to a written contract that satisfies the requirements of Section 2.4;

(l)With respect to the Licensed Patents that exist as of the Effective Date that have not been abandoned in the ordinary course of patent prosecution and are owned by Solid or any of its Affiliates, (i) Solid and its Affiliates have complied with all applicable requirements of the applicable Governmental Authority (including any duties of candor), in connection with the Prosecution and Maintenance of such Licensed Patents, (ii) the pending applications included in Licensed Patents that are owned by Solid or any of its Affiliates are being diligently prosecuted in the respective patent offices in which Solid has chosen to file in accordance with Applicable Law, (iii) to Solid’s knowledge and to the extent required by Applicable Law, Solid or its Affiliate has presented all relevant references, documents and information of which it and the inventors are aware to the relevant patent examiner at the relevant patent office, (iv) it has timely paid all filing, maintenance, annuity, and renewal and other fees payable with respect to any such Licensed Patents; and (v) such Licensed Patents remain in full force and effect;

(m)Solid and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality and value of all Licensed Know-How that exists as of the Effective Date that constitutes confidential information or trade secrets under Applicable Law (including requiring all employees, consultants and independent contractors to execute binding and enforceable agreements requiring all such employees, consultants and independent contractors to maintain the confidentiality of such Licensed Know-How) and to Solid’s knowledge there have not been any breaches by any party to such confidentiality agreements;

(n)To Solid’s knowledge, (i) all information and data related to the Licensed Patents that exists as of the Effective Date that is material to the Exploitation of Licensed Products has been included in the electronic data room made available to Ultragenyx by Solid reasonably in advance of the Effective Date, and (ii) such information contained in such data room is true, correct and complete (subject to any redactions to such information or data) in all material respects as of the date a corresponding request for information was made by Ultragenyx;

(o)Other than with respect to Licensed Technology subject to an Existing In-License Agreement, no inventions Covered by the Licensed Technology (i) were conceived, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof; (ii) are a “subject invention” as that term is described in 35 U.S.C. §201(e); (iii) are otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§200-212, as amended, or any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401; or (iv) are the subject of any licenses, options or other rights of any Governmental Authority, within or outside the United States;

(p)There are no judgments or settlements against or owed by Solid or any of its Affiliates, or, to Solid’s knowledge, pending or threatened claims or litigation, in each case, in

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connection with the Licensed Technology that exists as of the Effective Date or relating to the transactions contemplated by this Agreement;

(q)To Solid’s knowledge, the use, practice or application by Ultragenyx (or its Affiliates or Sublicensees) of Solid’s MD5 nNOS binding domain form of microdystrophin in the form provided by Solid to Ultragenyx pursuant to the technology transfer provisions of this Agreement does not infringe any Valid Claim of any issued and unexpired Patents, or otherwise violate the intellectual property rights, of a Third Party;

(r)Neither Solid nor any of its Affiliates has misappropriated any trade secret or other Know-How of a Third Party in development of the Licensed Technology; and

(s)Neither Solid nor any of its Affiliates has employed, nor engaged directly or indirectly, in any capacity in connection with the Licensed Technology any Person who has either been debarred or disqualified by the FDA (or a similar foreign authority), is the subject to of a conviction described in Section 306 of the FD&C Act or is subject to any similar sanction.

11.3Ultragenyx Covenants.  Ultragenyx hereby covenants to Solid that, except as otherwise expressly permitted under this Agreement:

(a)Ultragenyx will, and will require its Affiliates and Subcontractors to comply with all Applicable Law in its and their conduct of activities pursuant to this Agreement, including where appropriate GMP, GCP and GLP (or similar standards);

(b)all employees of Ultragenyx or its Affiliates working under this Agreement will be under appropriate confidentiality provisions at least as protective as those contained in this Agreement (but of duration customary in agreements entered into for a similar purpose);

(c)where this Agreement refers to an action or obligation to be undertaken by Ultragenyx’s Affiliates, Ultragenyx will cause such Affiliates to undertake such obligations or other actions, and Ultragenyx will be responsible and liable for any acts or omissions by its Affiliates;

(d)Ultragenyx will not, and will cause its Affiliates not to, engage directly or indirectly, in any capacity in connection with this Agreement any Person who has either been debarred or disqualified by the FDA (or a similar foreign authority), is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any similar sanction; and

(e)Ultragenyx will inform Solid in writing promptly if it learns that it or any of its Affiliates or Subcontractors engages or did engage directly or indirectly, in any capacity in connection with this Agreement any Person who is either debarred or disqualified by the FDA (or similar foreign authorities), is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Ultragenyx’s knowledge, is threatened, relating to the debarment, disqualification or conviction of Ultragenyx, any of its Affiliates or Subcontractors or any such Person engaged directly or indirectly in connection with this Agreement.

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(f)Ultragenyx agrees to comply with all applicable federal, state, and local laws and regulations. In particular, Ultragenyx will comply with all applicable U.S. laws dealing with the export of any items under the Export Administration Act (EAA), including its Export Administration Regulations (EAR). Ultragenyx further understands that the U.S. export laws and regulations include (but are not limited to): (1) EAR item-specific requirements; (2) EAR ultimate destination-specific requirements; (3) EAR end user-specific requirements; (4) EAR end use-specific requirements; (5) Foreign Corrupt Practices Act; and (6) anti-boycott laws and regulations. Ultragenyx will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Products (including any associated products, items, articles, computer software, media, services, and other information). Ultragenyx will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Product (including any associated products, items, articles, computer software, media, services, and other information) in violation of U.S. export laws and regulations or other applicable U.S. laws and regulations. Ultragenyx will include an appropriate provision in its agreements with its Sublicensees requiring that such parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.  Ultragenyx’s obligations to comply with U.S. export control laws and regulations are independent of and survive the termination of this Agreement.

11.4Solid Covenants.  Solid hereby covenants to Ultragenyx that, except as otherwise expressly permitted under this Agreement:

(a)Solid will, and will require its Affiliates and Subcontractors to, comply with all Applicable Law in its and their conduct of activities pursuant to this Agreement, including where appropriate GMP, GCP and GLP (or similar standards);

(b)all employees of Solid or its Affiliates or Subcontractors working under this Agreement will be under appropriate confidentiality provisions at least as protective as those contained in this Agreement (but of duration customary in confidentiality agreements entered into for a similar purpose);

(c)Solid will not, and will cause its Affiliates not to (i) license, sell, assign or otherwise transfer to any Person any Licensed Technology or Joint Technology (or agree to do any of the foregoing) or (ii) incur or permit to exist, with respect to any Licensed Technology or Joint Technology, any lien, encumbrance, charge, security interest, mortgage, liability, grant of license or option to Third Parties or other restriction (including in connection with any indebtedness), in each case, that would conflict with, limit, impair or restrict the rights and licenses (or sublicenses, as the case may be) granted to Ultragenyx hereunder; provided that nothing herein will restrict Solid from effectuating an assignment in accordance with Section 15.1 and, for the avoidance of doubt, nothing herein will restrict Solid or its Affiliates from Exploiting, or granting any Third Party the right to Exploit, (x) vectors that co-express Solid’s MD5 nNOS binding domain form of microdystrophin and one or more additional coding sequences selected from [**] or (y) any product that is not a Licensed Product;

(d)Solid will not, during the Term, enter into any material agreements or contracts that would be inconsistent with Solid’s obligations or conflict with, limit, impair or restrict Ultragenyx’s rights under this Agreement;

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(e)during the Term, (i) all employees of Solid or its Affiliates performing activities on behalf of Solid or its Affiliates will be subject to a present obligation to assign to Solid or its Affiliate all right, title and interest in and to any inventions developed by them in the conduct of such activities, whether or not patentable; and (ii) all Subcontractors of Solid or its Affiliates performing activities on behalf of Solid or its Affiliates will be subject to a written contract that satisfies the requirements of Section 2.4;

(f)where this Agreement refers to an action or obligation to be undertaken by Solid’s Affiliates, Solid will cause such Affiliates to undertake such obligations or other actions, and Solid will be responsible and liable for any acts or omissions by its Affiliates;

(g)Solid will not, and will cause its Affiliates and Subcontractors not to, engage directly or indirectly, in any capacity in connection with this Agreement any Person who has either been debarred or disqualified by the FDA (or a similar foreign authority), is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any similar sanction;

(h)Solid will inform Ultragenyx in writing promptly if it learns that it or any of its Affiliates or Subcontractors engages or did engage directly or indirectly, in any capacity in connection with this Agreement any Person who is either debarred or disqualified by the FDA (or similar foreign authorities), is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Solid’s knowledge, is threatened, relating to the debarment, disqualification or conviction of Solid, any of its Affiliates or Subcontractors or any such Person engaged directly or indirectly in connection with this Agreement; and

(i)Solid will enforce (including in connection with any counterparty’s breach of any representations or warranties thereunder) Solid’s rights and benefits and the obligations of the respective counterparties under each In-License Agreement, and will inform Ultragenyx of any action it may take under an In-License Agreement to the extent such action may conflict with or otherwise adversely affect, or would reasonably be expected to conflict or adversely affect, the rights or licenses granted to Ultragenyx hereunder; provided that, without limiting the foregoing, Solid will (i) fulfill all of its material obligations, including its payment obligations, under each In-License Agreement; (ii) not amend or waive or take any action or omit to taking any action that would alter, diminish or adversely affect any of Ultragenyx’s rights under an In-License Agreement, including breach, be in default or terminate such agreement or increase any of Ultragenyx’s obligations under such agreement; (iii) promptly, but no later than [**] after Solid learns of any material breach, default under, termination or amendment by any party of any In-License Agreement, notify Ultragenyx of such event and, to the extent not prohibited by an In-License Agreement, grant Ultragenyx the right (but not the obligation) to cure such event; and (iv) will use Commercially Reasonable Efforts to facilitate Ultragenyx entering into a side letter with each counterparty to each In-License Agreement regarding the applicable counterparty granting to Ultragenyx a “standby” license that will survive the termination of the applicable In-License Agreement; provided that Solid is not

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required to pay any money or grant any concessions to any counterparty to an In-License Agreement in order to induce such counterparty to grant Ultragenyx the “standby” license described in this clause (iv).

11.5Disclaimer.  WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY and [**] SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE ACTIVITIES CONDUCTED HEREUNDER OR ANY LICENSED PRODUCT WILL BE SUCCESSFUL, IN WHOLE OR IN PART.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY NOR [**] MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WITH RESPECT TO ANY PATENTS OR KNOW-HOW, OR MATERIALS, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY OF ANY PATENTS, TITLE, QUALITY, COMPLETENESS, ACCURACY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NONINFRINGEMENT OF ANY THIRD PARTY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

Article 12
INDEMNIFICATION; INSURANCE; LIMITATIONS

12.1Indemnification.

12.1.1Indemnification by Ultragenyx.  Ultragenyx will indemnify, defend and hold harmless:

(a)Solid, its Affiliates, and its and its Affiliates’ employees, officers, directors and agents and their respective successors, heirs and assigns (each, a “Solid Indemnified Party”) from and against any liability, loss, damage or expense (including reasonable attorneys’ fees and expenses) (collectively, “Liability”) arising out of any Third Party suit, investigation, claim or demand in connection with:

(i)the Exploitation of any Licensed Product by, on behalf of, or under the authority of, Ultragenyx or any of its Affiliates (other than by a Solid Indemnified Party);

(ii)the breach by Ultragenyx of any of its representations, warranties or covenants set forth in this Agreement; or

(iii)the negligence, recklessness or willful misconduct of Ultragenyx or any Ultragenyx Indemnified Party in connection with the performance of its obligations hereunder;

except, in each case ((i)–(iii)), to the extent such claims fall within the scope of Solid’s indemnification obligations under Section 12.1.2 (or would have had the Third Party claim been made against Ultragenyx under this Agreement) as to which Liability each Party will indemnify the other to the extent of their respective liability.

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(b)[**] and its regents, employees, and agents harmless from all suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses), relating to or arising out of the manufacture, use, lease, sale, or other disposition of a Licensed Product to the extent Covered by Licensed Technology in-licensed by Solid pursuant to the [**] Agreement, including, without limitation, personal injury, property damage, breach of contract and warranty and products-liability claims relating to a Licensed Product to the extent Covered by Licensed Technology in-licensed by Solid pursuant to the [**] Agreement and claims brought by a Sublicensee.

(c)[**] its current or former curators, officers, employees and affiliates, harmless from any claim, proceeding, suit, demand, expense, loss, penalty, judgment, or liability of any kind whatsoever, including costs, expenses and reasonable attorneys’ fees, resulting from, related to, arising out of, or in connection with (1) the design, development, production, manufacture, shipping, use, importation, sale, advertisement, labeling, promotion, or patent marking of a Licensed Product to the extent Covered by Licensed Technology in-licensed by Solid pursuant to the [**] Agreement, or end users, including but not limited to (i) any infringement or misappropriation of a patent, copyright, trade secret or other intellectual property or proprietary right of any third party or (ii) any product liability claims, such as those involving the death of or injury to any person or persons or damage to property; or (2) any breach of any obligation, covenant, representation, or warranty by Ultragenyx its Affiliates hereunder; or (3) the production, use or sale of any product, process or service identified, characterized or otherwise developed with the aid of the Licensed Patents in-licensed by Solid pursuant to the [**] Agreement by Ultragenyx or its Affiliates or Sublicensees; or (4) a breach or violation of applicable law by Ultragenyx its Affiliates or Sublicensees; or (5) the exercise of its Ultragenyx’s or its Affiliates’ rights under this Agreement.

12.1.2Indemnification by Solid.  Solid will indemnify, defend and hold harmless Ultragenyx, its Affiliates and its and its Affiliates’ employees, officers, directors and agents and their respective successors, heirs and assigns (each, an “Ultragenyx Indemnified Party”) from and against any Liability arising out of any Third Party suit, investigation, claim or demand in connection with:

(a)the Exploitation of any Licensed Product by, on behalf of, or under the authority of, Solid or any of its Affiliates (other than by a Ultragenyx Indemnified Party);

(b)the breach by Solid of any of its representations, warranties or covenants set forth in this Agreement; or

(c)the negligence, recklessness or willful misconduct of Solid or any Solid Indemnified Party in connection with the performance of its obligations hereunder;

except, in each case ((a)–(c)), to the extent such claims fall within the scope of Ultragenyx’s indemnification obligations under Section 12.1.1 (or would have had the Third Party claim been made against Solid under this Agreement) as to which Liability each Party will indemnify the other to the extent of their respective liability.

12.1.3Procedure.  Each Party will notify the other Party in writing if it becomes aware of a claim for which such Party may seek indemnification hereunder.  If any Proceeding (including any governmental investigation) is instituted against a Party with respect to which indemnity may be sought

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pursuant to Section 12.1.1 or 12.1.2, as applicable, such Party (the “Indemnified Party”) will give prompt written notice of the indemnity claim to the other Party (the “Indemnifying Party”) and provide the Indemnifying Party with a copy of any complaint, summons or other written notice that the Indemnified Party receives in connection with any such claim.  An Indemnified Party’s failure to deliver such written notice will relieve the Indemnifying Party of liability to the Indemnified Party under Section 12.1.1 or 12.1.2, as applicable, only to the extent such delay is prejudicial to the Indemnifying Party’s ability to defend such claim and allow the Indemnifying Party to assume the defense of claim.  Provided that the Indemnifying Party is not contesting the indemnity obligation, the Indemnified Party will permit the Indemnifying Party to control any litigation relating to such claim and the disposition of such claim by negotiated settlement or otherwise (subject to this Section 12.1) and any failure to contest such obligation prior to assuming control will be deemed to be an admission of the obligation to indemnify.  The Indemnifying Party will act reasonably and in good faith with respect to all matters relating to such claim and will not settle or otherwise resolve such claim without the Indemnified Party’s prior written consent, which will not be unreasonably withheld, conditioned or delayed; provided that such consent will not be required with respect to any settlement involving only the payment of monetary awards for which the Indemnifying Party will be fully responsible.  The Indemnified Party will cooperate with the Indemnifying Party in the Indemnifying Party’s defense of any claim for which indemnity is sought under this Agreement, at the Indemnifying Party’s cost and expense.

12.2Insurance.  Solid and Ultragenyx will respectively, at their own cost and expense, obtain and maintain commercially reasonable insurance coverage from insurance carriers licensed to do business under the laws of the country, state, commonwealth, province, or territory in which such Party’s obligations are provided, with insurers that carry a rating of at least an A- VII or better from A.M. Best and as are consistent with the requirements of the In-License Agreements (to the extent the technology licensed under such In-License Agreement(s) is Licensed Technology hereunder).  Such insurance maintained by Ultragenyx will name each Institution as an additional insured.  Each Party will furnish to the other Party evidence of such insurance upon request.

12.3No Duplication of Remedies.  To the extent any Party may have more than one remedy for any Liabilities incurred by it, it may pursue all available remedies, but in no event will any Indemnified Party be entitled to duplicate compensation with respect to any claims for any breach of, or inaccuracy in, any representation or warranty made by the other Party in this Agreement, or any breach or violation of any covenant, obligation, or agreement in the performance of this Agreement.

12.4Limitation of Consequential Damages.  Except for (a) claims of a Third Party that are subject to indemnification under this Article 12, (b) claims arising out of a Party’s fraud or willful misconduct or (c) a Party’s breach of Article 14, neither Party nor any of its Affiliates will be liable to the other Party or its Affiliates for any incidental, special, punitive or other indirect damages or lost or imputed profits or royalties, lost data or cost of procurement of substitute goods or services, which are not probable and reasonably foreseeable, whether liability is asserted in contract, tort (including negligence and strict product liability), indemnity or contribution, and irrespective of whether that Party or any representative of that Party has been advised of, or otherwise might have anticipated the possibility of, any such loss or damage.

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12.5Ultragenyx Release. With respect to the Licensed Technology in-licensed by Solid pursuant to the [**] Agreement, for itself and its employees, Ultragenyx hereby releases [**] and its regents, employees, and agents forever from any suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys’ and investigative expenses) relating to or arising out of (i) the manufacture, use, lease, sale, or other disposition of a Licensed Product; or (ii) the assigning or sublicensing of Ultragenyx’s rights under this Agreement.

Article 13
TERM; TERMINATION

13.1Term; Expiration.  This Agreement is effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 13, will expire, on a country-by-country and Licensed Product-by-Licensed Product basis, on the date of expiration of all payment obligations under this Agreement with respect to such Licensed Product in such country (such period, the “Term”). Upon the expiration of this Agreement with respect to a Licensed Product in a given country, the rights and licenses granted to Ultragenyx pursuant to Section 8.1 will become perpetual, irrevocable, fully paid-up and royalty free with respect to such Licensed Product in such country.

13.2Termination of the Agreement.

13.2.1Ultragenyx’s Termination for Convenience.  Ultragenyx may terminate this Agreement for convenience by providing written notice of its intent to terminate to Solid, in which case, such termination will be effective ninety (90) days after Solid’s receipt of such written notice.  During such ninety (90) day notice period, if requested by Solid, the Chief Executive Officers will confer in good faith with respect to Ultragenyx’s termination of this Agreement and whether Ultragenyx will grant to Solid an exclusive license to the Ultragenyx Technology and Joint Technology then used in the Exploitation of Licensed Products to Exploit Licensed Products in the Field in the Territory.

13.2.2Termination for Material Breach.

(a)Ultragenyx’s Right to Terminate for Material Breach.  If Ultragenyx believes that Solid is in material breach of this Agreement, Ultragenyx may deliver written notice of such material breach to Solid.  If the breach is curable, Solid will have [**] following its receipt of such written notice to cure such breach.  If Solid fails to cure, or fails to dispute, such breach within such [**] period, or the breach is not subject to cure, Ultragenyx may terminate this Agreement by providing written notice to Solid, in which case, this Agreement will terminate in its entirety on the date on which Solid receives such written notice; provided, however, that if (i) the relevant breach is curable, but not reasonably curable within [**], and (ii) Solid is making a bona fide effort to cure such breach, Ultragenyx’s right to terminate this Agreement on account of such breach will be suspended for so long as Solid is continuing to make such bona fide effort to cure such breach and if such breach is successfully cured, Ultragenyx will no longer have the right to terminate this Agreement on account of such breach.

(b)Solid’s Right to Terminate for Material Breach.  If Solid believes that Ultragenyx is in material breach of this Agreement, Solid may deliver written notice of such material breach to Ultragenyx.  If the breach is curable, Ultragenyx will have [**] (or in the case of any undisputed payment

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obligation, [**]) following its receipt of such written notice to cure such breach.  If Ultragenyx fails to cure, or fails to dispute, such breach within such [**] period or [**] period, as applicable, or the breach is not subject to cure, Solid may terminate this Agreement by providing written notice to Ultragenyx, in which case, this Agreement will terminate on the date on which Ultragenyx receives such written notice; provided, however, that if (i) the relevant breach (A) does not involve Ultragenyx’s failure to make a payment when due and (B) is curable, but not reasonably curable within [**], and (ii) Ultragenyx is making a bona fide effort to cure such breach, Solid’s right to terminate this Agreement on account of such breach will be suspended for so long as Ultragenyx is continuing to make such bona fide effort to cure such breach (but in no event longer than [**]) and if such breach is successfully cured, Solid will no longer have the right to terminate this Agreement on account of such breach.

13.2.3Disputes Regarding Material Breach.  Notwithstanding the foregoing, if the Breaching Party in Section 13.2.2 disputes in good faith the existence, materiality, or failure to cure of any breach, and provides written notice to the Non-Breaching Party of such dispute within the relevant cure period, the Non-Breaching Party will not have the right to terminate this Agreement in accordance with Section 13.2.2 unless and until the relevant dispute has been resolved pursuant to the dispute resolution provisions in Section 15.10.  During the pendency of such dispute, all the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

13.2.4Termination for Insolvency.  If, at any time during the Term, either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [**] after the filing thereof, the other Party may terminate this Agreement in its entirety by providing written notice of its intent to terminate this Agreement to such Party, in which case, this Agreement will terminate on the date on which such Party receives such written notice.

13.2.5Termination for Patent Challenge. If Ultragenyx, any of its Affiliates or Sublicensees (a) solely with respect to Licensed Patents owned by [**], issues a press release, public announcement, news release alleging invalidity or unenforceability of any claim within such Licensed Patents; (b) asserts a claim or counterclaim in the courts or before the applicable governmental agency (e.g., the United States Patent Trial and Appeal Board) seeking to attack, invalidate or render unenforceable any claim within the Licensed Patents; or (c) assists a third party with either or both of the foregoing ((a) or (b)) (each of (a), (b) or (c) being a “Patent Challenge”), then (x) solely with respect to Licensed Patents owned by [**], Ultragenyx shall provide Solid and [**] with at least [**] notice prior to taking any such action, and (y) following [**] prior written notice thereof from Solid, unless Ultragenyx ceases such Patent Challenge, Solid may terminate this Agreement immediately upon written notice to Ultragenyx.  To the extent required by an Existing In-License Agreement, [**].  Notwithstanding the foregoing, “Patent Challenge” does not include a response to a claim by Solid or any of its Affiliates that Ultragenyx or any of its Affiliates is engaging in patent infringement.  Further, this Section 13.2.5 will not apply to any Patent Challenge involving a Third Party acquiree of Ultragenyx (i) if such Patent Challenge was initiated at least [**] before the signing of the definitive document(s) whereby such Third Party becomes an acquiree of Ultragenyx or (ii) if such Patent Challenge was initiated within any such [**] period, if Ultragenyx causes such Patent Challenge to be terminated or dismissed (or in the case of ex parte proceedings, multi-party

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proceedings, or other Patent Challenges to be withdrawn, causes such acquiree to withdraw as a party from such Patent Challenge and to cease actively assisting any other party to such Patent Challenge).

13.3Consequences of Expiration or Termination of the Agreement.

13.3.1If this Agreement expires or is terminated, the following terms will apply:

(a)each Party’s rights and obligations under this Agreement with respect to the Licensed Product(s) will automatically cease;

(b)each Party will take all actions required under Section 14.3;

(c)all Committees will automatically be dissolved; and

(d)solely in the case of termination (but not expiration) of the Agreement, any Sublicense of Ultragenyx will, at the Sublicensee’s option, survive such termination on the conditions that (i) the relevant Sublicensee is not in material breach of any of its obligations under such Sublicense, (ii) the relevant Sublicensee pays to Solid any outstanding amounts due hereunder with respect to milestones achieved by such Sublicensee or sales of Licensed Products by such Sublicensee amounts and (iii) solely with respect to any Licensed Patents that are both owned by an Institution and subject to such Sublicense, solely to the extent permitted by the relevant Existing In-License Agreement.  In order to effect this provision, at the request of the Sublicensee, Solid will enter into a direct license with the Sublicensee on terms that are substantially the same as the applicable terms (including economic terms) of this Agreement; provided that (A) Solid will not be required to undertake obligations in addition to those required by this Agreement, (B) Solid’s right under such direct license will be consistent with its rights under this Agreement, taking into account the scope of the license granted under such direct license and (C) the license grant by Solid to such Sublicensee will only include the Licensed Technology and Joint Technology in existence as of the effective date of such termination.  If the Sublicensee pays any amounts to Solid in accordance with the foregoing clause (ii), Solid will promptly inform Ultragenyx of the same and will not seek payment from Ultragenyx for the same milestones or sales.

13.3.2Termination or expiration of this Agreement will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such expiration or termination.  Such expiration or termination will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

13.3.3The following provisions of this Agreement will survive the expiration or termination of this Agreement:  Article 1, Article 12, Article 14, Article 15, Section 2.2.1 (but only for [**]), Section 8.5, Section 9.2.4 (solely with respect to accrued but unpaid amounts as of the effective date of expiration or termination), Section 9.3.7 (solely with respect to accrued but unpaid amounts as of the effective date of termination and reports with respect thereto), Section 9.5 (solely with respect to accrued but unpaid amounts as of the effective date of expiration or termination), Section 9.6 (solely with respect to accrued but unpaid amounts as of the effective date of expiration or termination), Section 9.7 (solely with

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respect to accrued but unpaid amounts as of the effective date of expiration or termination), Section 9.9 (but only for [**]), Section 9.10, Section 9.11 (solely with respect to accrued but unpaid amounts as of the effective date of expiration or termination), Section 10.1, Section 10.2, Section 10.3.3, Section 10.5 (solely with respect to Joint Patents) Section 11.5, Section 12.1, Section 12.3, Section 12.4 and Section 13.3.

Article 14
CONFIDENTIALITY

14.1Confidentiality.  During the Term and for [**] thereafter, each Party (the “Receiving Party”) receiving any Confidential Information of the other Party (the “Disclosing Party”) hereunder will: (a) keep the Disclosing Party’s Confidential Information confidential; (b) not publish, or allow to be published, and not otherwise disclose, or permit the disclosure of, the Disclosing Party’s Confidential Information; and (c) not use, or permit to be used, the Disclosing Party’s Confidential Information for any purpose, except, in each case, to the extent expressly permitted under this Agreement or otherwise agreed in writing.  Without limiting the generality of the foregoing, to the extent that either Party provides the other Party any Confidential Information owned by any Third Party, the Receiving Party will handle such Confidential Information in accordance with the terms of this Article 14 applicable to a Receiving Party.

14.2Authorized Disclosure.  Notwithstanding Section 14.1, each Party may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary to:

14.2.1file or prosecute patent applications as contemplated by this Agreement;

14.2.2prosecute or defend litigation;

14.2.3allow its Affiliates and actual or potential Sublicensees and actual or potential Subcontractors, in each case, to exercise its rights or perform its obligations under this Agreement; provided that such disclosure is covered by terms of confidentiality at least as restrictive as those set forth herein (but of duration customary in confidentiality agreements entered into for a similar purpose);

14.2.4subject to the remainder of this Section 14.2, share with its advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners, financing sources or investors and underwriters on a need to know basis; provided that such disclosure is covered by terms of confidentiality similar to those set forth herein (which may include professional ethical obligations); or

14.2.5comply with Applicable Law (including to obtain and maintain Marketing Approvals for a Licensed Product); or

14.2.6with respect to Solid, to the counterparty to an Existing In-License Agreement solely to comply with reporting obligations thereunder, subject to the confidentiality provisions of such Existing In-License Agreement;

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provided that with respect to Section 14.2.1, 14.2.2, 14.2.5 or 14.2.6, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed.

14.3Expiration or Termination of this Agreement.  Following the expiration or termination of this Agreement, if requested by the Disclosing Party, at the Receiving Party’s election, the Receiving Party will use diligent efforts to return or destroy, all data, files, records and other materials containing or comprising the Disclosing Party’s Confidential Information, except to the extent such Confidential Information is necessary or reasonably useful to conduct surviving obligations or exercise surviving rights.  Notwithstanding the foregoing, (a) the Receiving Party will be permitted to retain one copy of such data, files, records, and other materials for archival and legal compliance purposes and (b) the Receiving Party will not be required to return or destroy electronically stored information that is commercially impractical to access, segregate or destroy, including any electronic back-up tapes or other electronic back-up files that have been created solely by the Receiving Party’s automatic or routine archiving and back-up procedures, to the extent created and retained in a manner consistent with its or their standard archiving and back-up procedures.

14.4SEC Filings and Other Disclosures.  Either Party may disclose the terms of this Agreement to the extent required to comply with Applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory; provided that such Party will provide the other Party a reasonable opportunity to review such disclosure and reasonably consider the other Party’s comments regarding confidential treatment sought for such disclosure.

14.5Public Announcements.  Upon execution of this Agreement, the Parties will issue a joint press release in substantially the form attached hereto as Exhibit C.  In addition, either Party may issue press releases or public announcements relating to this Agreement subject to the other Party’s prior review (such review period to not be longer than [**]), except that, (a) once a press release or other public statement has been released, made or approved in writing by both Parties, either Party may make subsequent public disclosure of the information contained in such press release or other written statement without the further review of the other Party and (b) either Party may issue a press release or public announcement as required by Applicable Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or listing entity; provided that in the case of (b), the issuing Party gives reasonable prior notice to the other Party of and the opportunity to comment on the press release or public announcement, and otherwise complies with this Article 14.

14.6Publications.

14.6.1Publications Outside of any Development Option Period or Income Option Period.  During the Term and outside of any Development Option Period or Income Option Period (if any):

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(a)None of Solid nor any of its Affiliates may make academic, scientific, medical or other publications or academic, scientific, medical or other public presentations related to the Licensed Technology or Joint Technology, in each case, as it relates to the Licensed Products, without Ultragenyx’s prior consent, not to be unreasonably withheld, conditioned or delayed.

(b)Ultragenyx, its Affiliates and Sublicensees may make academic, scientific, medical or other publications or academic, scientific, medical or other public presentations related to the Licensed Technology or Joint Technology as it relates to the Licensed Products; provided that Ultragenyx first submits to Solid for review any such academic, scientific or medical publication or academic, scientific or medical public presentation.  Solid will review such publication or presentation for purposes of (i) determining whether any portion of the proposed publication or presentation contains Solid’s Confidential Information and (ii) preserving the value of the Licensed Technology or Joint Technology.  Written copies of such proposed publication or presentation will be submitted to Solid no later than [**] before submission for publication or presentation.  Solid will provide its comments with respect to such publications and presentations within [**] after its receipt of such written copy.

14.6.2Publications During a Development Option Period or Income Option Period.  During any Development Option Period or Income Option Period (if any):

(a)Either Party, its Affiliates and Sublicensees may make academic, scientific, medical or other publications or academic, scientific, medical or other public presentations related to the Licensed Technology or Joint Technology as it relates to the Licensed Products; provided that the disclosing Party first submits to the non-disclosing Party for review any such academic, scientific or medical publication or academic, scientific or medical public presentation related to the Licensed Technology, Joint Technology or a Licensed Product or any activities conducted pursuant to this Agreement with respect to the Licensed Technology or Joint Technology as it relates to a Licensed Product.  The non-disclosing Party will review such publication or presentation for purposes of (i) determining whether any portion of the proposed publication or presentation contains the non-disclosing Party’s Confidential Information and (ii) preserving the value of the Licensed Technology or Joint Technology.  Written copies of such proposed publication or presentation will be submitted to the non-disclosing Party no later than [**] before submission for publication or presentation.  The non-disclosing Party will provide its comments with respect to such publications and presentations within [**] after its receipt of such written copy.  The review period may be extended for an additional [**] if the non-disclosing Party reasonably requests such extension, including, in the case of Solid, requests to permit Solid to prepare and file patent applications in accordance with Section 10.3.2.  The non-disclosing Party may require that disclosing Party, its Affiliate or Sublicensee redact the non-disclosing Party’s Confidential Information from any such proposed publication or presentation.

14.6.3Institution Publications.  Ultragenyx hereby acknowledges and agrees that the Institutions will have a right to publish any research results or technical data related to or arising out of the Licensed Patents licensed to Solid pursuant to the applicable Existing In-License Agreement in accordance with the applicable Institution’s general policies and that this Agreement will not restrict, in any fashion, the Institutions’ right to publish as provided in the applicable Existing In-License Agreement as provided to Ultragenyx prior to the Effective Date.

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Article 15
MISCELLANEOUS

15.1Assignment.  Except as provided in this Section 15.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party.  Notwithstanding the foregoing, either Party may, without the other Party’s prior written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or to a Third Party that acquires, whether in connection with, merger, sale of assets, reorganization or otherwise, all or substantially all of the business of the assigning Party to which the subject matter of this Agreement relates.  Any permitted successor or assignee of any rights or obligation under this Agreement must expressly assume performance thereof.  An assignment to an Affiliate will terminate, and all rights so assigned will revert to the assigning Party, if and when such Affiliate ceases to be an Affiliate of the assigning Party.  Any purported assignment in violation of this Section 15.1 will be void.

15.2Force Majeure.  Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides written notice of the Force Majeure to the other Party.  Such excuse will continue for so long as the condition constituting a Force Majeure continues, on the condition that the nonperforming Party continues to use Commercially Reasonable Efforts to remove or mitigate the Force Majeure and resume performance of its obligations under this Agreement.

15.3Representation by Legal Counsel.  Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, no presumption will exist or be implied against the Party that drafted such terms and provisions.

15.4Notices.  All written notices which are required or permitted hereunder will be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier, addressed as follows:

If to Ultragenyx:

Ultragenyx Pharmaceutical Inc.
60 Leveroni Court
Novato, CA 94949
Attention: Chief Business Officer
Telephone:  [**]
Email:  [**]

with a copy (which will not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210

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Attention: [**]
Telephone: [**]
Email: [**]

If to Solid:

Solid Biosciences Inc.
141 Portland Street, Fifth Floor
Cambridge, MA 02139
Attention: [**]
Telephone: [**]
Email: [**]

with a copy (which will not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention: Steven D. Barrett

Telephone: (617) 526-6000

E-mail:[**]

or to such other address as the Party to whom written notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such written notice will be deemed to have been given and received by the other Party:  (a) when delivered if personally delivered; or (b) on receipt if sent by overnight courier.

15.5Amendment.  No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each of Ultragenyx and Solid.

15.6Waiver.  No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.  The waiver by either Party of any breach of any provision hereof by the other Party will not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

15.7Severability.  If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same will not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible.  In any such event, this Agreement will be construed as if such clause of portion thereof had never been contained in this Agreement, and there will be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.

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15.8Descriptive Headings.  The descriptive headings of this Agreement are for convenience only and will be of no force or effect in construing or interpreting any of the provisions of this Agreement.

15.9Governing Law.  The Agreement will be construed and the respective rights of the Parties determined in accordance with the substantive laws of the State of New York, notwithstanding any provisions of New York Law or any other law governing conflicts of laws to the contrary.  The provisions of the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or any subject matter hereof.

15.10Dispute Resolution.  Except as otherwise expressly set forth in this Agreement, including Section 7.3, disputes of any nature arising under, relating to, or in connection with this Agreement (“Disputes”) will be resolved pursuant to this Section 15.10.

15.10.1Tolling.  The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches), as well as all time periods in which a Party must exercise rights or perform obligation hereunder, will be tolled once the dispute resolution procedures set forth in this Section 15.10 have been initiated and for so long as they are pending, and the Parties will cooperate in taking all actions reasonably necessary to achieve such a result.  Further, with respect to any time periods that have run during the pendency of the Dispute, the applicable Party will have a reasonable period of time or any specific timeframe established by the tribunal’s decision to exercise any rights or perform any obligations affected by the running of such time periods.

15.10.2Informal Dispute Resolution; Escalation to Chief Executive Officers.  In the event of any Dispute, the Parties will first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves.  If, after [**] from receipt of the written notice of a Dispute, such Dispute has not been resolved on an informal basis, either Party may refer any Dispute to the Chief Executive Officers of the Parties by delivering written notice to the other Party, who will confer in good faith on the resolution of the issue for a [**] period following receipt of such written notice.  If any Dispute is not resolved within such [**] period by the Chief Executive Officers, each Party may, at its sole discretion, pursue any and all rights and remedies available to such Party in law or equity in a court of competent jurisdiction.

15.10.3Injunctive Relief.  Notwithstanding the dispute resolution procedures set forth in this Section 15.10, in the event of an actual or threatened breach of this Agreement, the aggrieved Party may seek provisional equitable relief (including restraining orders, specific performance or other injunctive relief), without first submitting to any dispute resolution procedures hereunder or posting any bond.

15.10.4WAIVER OF JURY TRIAL.  EXCEPT AS LIMITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF EITHER PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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15.11Entire Agreement.  This Agreement (together with all schedules and exhibits attached hereto) constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof, including the CDA, which is hereby superseded and replaced in its entirety as of the Effective Date.

15.12Independent Contractors.  Both Parties are independent contractors under this Agreement.  Nothing contained herein will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, including for U.S. federal income and other applicable tax purposes, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.  Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

15.13Interpretation.  Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa); (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation” and will not be interpreted to limit the provision to which it relates; (c) the word “will” will be construed to have the same meaning and effect as the word “shall”; (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) any reference herein to any Person will be construed to include the Person’s successors and assigns; (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in each of their entirety, as the context requires, and not to any particular provision hereof; (g) all references herein to Sections or Schedules or Exhibits will be construed to refer to Sections or Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto; (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement; (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e‑mail and instant messaging); (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then‑current amendments thereto or any replacement or successor law, rule or regulation thereof; and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”.

15.14No Third Party Rights or Obligations.  No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a Party to this Agreement.

15.15Use of Name.  No provision of this Agreement grants Ultragenyx, its Affiliates or Sublicensees any right or license to use the name or trademarks of (i) Solid or the names or identities of any employee or agent of Solid or (ii) the Institutions or the names or identities of any member of the faculty, staff, or student body of the Institutions. Except as required by Applicable Law, Ultragenyx will

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not use, and will not permit any Affiliate or Sublicensee to use, any such trademarks, names, or identities without the applicable Institution’s and, as the case may be, such member’s prior written approval.  No provision of this Agreement grants Solid or its Affiliates or (sub)licensees any right or license to use the name or trademarks of Ultragenyx or the names or identities of any employee or agent of Ultragenyx.  Except as required by Applicable Law, Solid will not use, and will not permit any Affiliate to use, any such trademarks, names, or identities without Ultragenyx’s prior written approval.

15.16Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.17Counterparts.  This Agreement may be executed in two (2) counterparts, each of which will be an original and both of which will constitute together the same document.  Counterparts may be signed and delivered by digital transmission (e.g., .pdf), each of which will be binding when received by the applicable Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ULTRAGENYX PHARMACEUTICAL INC. By:_/s/ Emil D. Kakkis, M.D., Ph.D.______ Name: _Emil D. Kakkis, M.D., Ph.D.______ Title: _Chief Executive Officer ___________	SOLID BIOSCIENCES INC. By:_/s/ Ilan Ganot_____________ Name:__ Ilan Ganot ____________ Title:___Chief Executive Officer____

Exhibit A

Development Cost Sharing Terms

1.Development Plan and Budget.  On an Option Product-by-Option Product basis, as set forth more fully in Section 3.3.5(a) of this Agreement, during the Development Option Period, Ultragenyx will prepare an Option Territory Development Plan for JSC review and approval.  For clarity, each Option Territory Development Plan will contain a plan for Option Territory Development Activities as set forth more fully in Section 3.3.5(a).

2.Cost Sharing Responsibility.  Solid will be responsible for thirty percent (30%) of the Option Territory Development Costs and Ultragenyx will be responsible for seventy percent (70%) of the Option Territory Development Costs, in each case that are incurred pursuant to the applicable Option Territory Development Budget for such activities as approved by the JSC.

3.Payment and Reimbursement.  Within [**] after the end of each Calendar Quarter during the Development Option Period, each Party will provide to the JFC a good faith estimate of the Option Territory Development Costs that were incurred by or on behalf of such Party during such Calendar Quarter.  Within [**] after the end of each Calendar Quarter during the Development Option Period, each Party will provide to the JFC a detailed expense report in the form approved by the JFC with respect to the Option Territory Development Costs incurred by or on behalf of such Party during such Calendar Quarter.  Solid will then invoice Ultragenyx for seventy percent (70%) of such costs incurred by Solid and Ultragenyx will then invoice Solid for thirty percent (30%) of such costs incurred by Ultragenyx.  Each Party will pay the other Party the undisputed amount set forth in the invoice received by such Party in accordance with this Section 3 of this Exhibit A within [**] following the end of the relevant Calendar Quarter, and will pay any disputed amounts within [**] of final resolution of the applicable dispute.

4.Deferrals.  In the event Solid defers any Option Territory Development Costs in accordance with Section 3.3.5(a), Solid will pay such costs to Ultragenyx as set forth in such section.

ACTIVE/104227589.58

Exhibit B

Cost/Income Sharing Terms

1.Sharing of Income and Losses.  Net Income and Net Losses (each as defined below) in the Option Territory will be calculated in accordance with this Exhibit B.  This Exhibit B applies solely to Income Share Products after the end of the corresponding Development Option Period and for the remainder of the relevant Income Option Period.  On an Income Share Product-by-Income Share Product basis, Ultragenyx will be entitled to and will bear seventy percent (70%) of all Net Income and Net Losses incurred in each Calendar Quarter that the Cost/Income Share is in effect with respect to such Income Share Product being sold in the Option Territory by a Selling Party and Solid will be entitled to and will bear thirty percent (30%) of all Net Income and Net Losses incurred in each Calendar Quarter that the Cost/Income Share is in effect with respect to an Income Share Product being sold in the Option Territory by Ultragenyx or its Affiliate, in each case, pursuant to these Cost/Income Sharing Terms.  Ultragenyx will have the sole right to record gross revenue on all sales as principal for Income Share Products.

2.Reports and Payments in General.  Within [**] after the end of each Calendar Quarter, Solid will report to Ultragenyx the preliminary Allowable Expenses, and within [**] after the end of each Calendar Quarter, will submit to Ultragenyx the final report of Allowable Expenses, made or to be made by Solid with respect to each Income Share Product in the Option Territory for the just-ended Calendar Quarter.  Ultragenyx will report to Solid, within [**] after the end of each Calendar Quarter a preliminary report, and within [**] after the end of each Calendar Quarter, the complete report, in each case, of the outstanding amount a Party will be responsible for paying to the other Party such that the Parties share Net Income or Net Losses, as applicable, with respect to the Income Share Product in accordance with the percentages set forth in Section 1 of this Exhibit B (such report, the “Initial Balancing Report”), along with [**].  Following Ultragenyx’s issuance of the Initial Balancing Report, the Parties will have [**] to discuss such Initial Balancing Report, after which Ultragenyx will issue to Solid a final balancing report which will reflect all of Solid’s reasonable and substantiated comments with respect to the corresponding Initial Balancing Report (such final report, the “Final Balancing Report”).  Based on the Final Balancing Report, one Party will make a balancing payment (the “Balancing Payment”) to the other Party as follows:

(a)If, based on such Final Balancing Report, Ultragenyx is responsible for making a Balancing Payment to Solid for such Calendar Quarter, then Solid will invoice Ultragenyx for the amount due and Ultragenyx will pay, within [**] after the date of the Initial Balancing Report, the amount due to Solid minus credits for a portion of, or all of, any amounts due from Solid to Ultragenyx (if any), in an amount not to exceed the aggregate amount of such invoice (regardless of whether related to the specific Income Share Product); or

(b)If, based on such Final Balancing Report, Solid is responsible for making a Balancing Payment to Ultragenyx for such Calendar Quarter, then Ultragenyx will invoice Solid for the amount due and Solid will pay, within [**] after the date of the Initial Balancing Report, the amount due to Ultragenyx minus credits for a portion of, or all of, any amounts due from Ultragenyx to Solid (if any), in an amount not to exceed the aggregate amount of such invoice (regardless of whether related to the specific Income Share Product).

3.Definitions.

(a)“Allowable Expenses” means, subject to the other provisions of this Agreement and this Exhibit B, the sum of the FTE Costs (if applicable) and Out-of-Pocket Costs, in each case, that are (i) incurred by a Party or any of its Affiliates or Sublicensees, (ii) specifically identifiable or reasonably allocable (including in accordance with the Allocation Methodology) to the LCM Development or Commercialization of the Income Share Product in the Option Territory, or

specifically identifiable or reasonably allocable (including in accordance with the Allocation Methodology) to the Manufacture of the Income Share Product for use in such LCM Development or Commercialization activities, and (iii) recorded in accordance with Accounting Standards.  The Allowable Expenses will include the following costs, losses and expenses except to the extent such amounts are included in FTE Costs as Indirect Allocations:

[**].

Notwithstanding the foregoing, Allowable Expenses will exclude: [**] the “Exclusions”).  Costs may not be included more than once in Allowable Expenses, even if a particular cost satisfies the definition of more than one cost category above.

Except for cost of goods, where the Allocation Methodology will be that same allocation of costs and expenses applied by Ultragenyx for the calculation of cost of standard goods in accordance with its Accounting Standards, to the extent that any of the costs described above apply to both the Option Territory and one or more other countries or territories in the Territory outside of the Option Territory, such costs will be allocated between the Option Territory and such other countries or territories in accordance with Ultragenyx’s Accounting Standards (such methodology, the “Allocation Methodology”) and included in Allowable Expenses only to the extent allocable to the Option Product in the Field in the Option Territory.

(b)“Distribution Costs” means, to the extent not included in Manufacturing Costs, the FTE Costs and Out-of-Pocket Costs recorded as an expense by a Selling Party that are specifically identifiable or reasonably allocable to the commercial distribution of the Income Share Product to a Third Party in the Option Territory in accordance with the Allocation Methodology, including:

[**].

(c)“Manufacturing Costs” means, with respect to an Income Share Product (including, to the extent applicable, in each case, works-in-progress thereof) and to the extent not included in Distribution Costs, the fully-burdened cost incurred by Ultragenyx or any of its Affiliates for Manufacturing or purchasing from a Third Party, as applicable, the Option Product only to the extent allocable to such Manufacture, including (i) the costs associated with inventory build-up in advance of the launch of the Income Share Product in the Option Territory (including validation batches if deemed saleable), but only until technical feasibility is determined and such Income Share Product inventory can be capitalized, and thereafter such Income Share Product inventory will be charged as a cost only at the time such inventory is sold or destroyed, and (ii) the cost to Manufacture samples of the Income Share Product distributed for use in the Option Territory, calculated in accordance with the Allocation Methodology as follows:

[**].

(d)“HEOR Costs” means the FTE Costs and Out-of-Pocket Costs associated with health and economic outcomes research and other reviews/analyses/studies relating to value and access issues.

(e)“LCM Development Costs” means any FTE Costs and Out-of-Pocket Costs associated with (i) Post-Marketing Clinical Trials of the Income Share Product and (ii) Development of the Income Share Product for the Option Territory after the first Marketing Approval for the Income Share Product in the Option Territory (such Development, “LCM Development”).

(f)“Medical Affairs Costs” means the FTE Costs and Out-of-Pocket Costs, including costs for independent contractors engaged, incurred by Ultragenyx or any of its Affiliates during the

Term that are specifically identifiable or reasonably allocable to medical affairs with respect to the Income Share Product sold in the Option Territory.

(g)“Net Income” and, with correlative meaning, “Net Losses”, means, with respect to the Income Share Product, [**].  Any positive amount resulting from such calculation will be a Net Income and any negative amount resulting from such calculation will be a Net Loss.  For the avoidance of doubt, Net Income and Net Losses will exclude all of the payments set forth in Section 9.2 or 9.3 of this Agreement.

(h)“Patent and Trademark Costs” means those FTE Costs of in house legal counsel and related personnel and Out-of-Pocket Costs (including the reasonable fees and expenses paid to outside counsel and other Third Parties, and filing and maintenance fees paid to governmental authorities) recorded as an expense by Ultragenyx or any of its Affiliates during the Term, (i) in connection with the prosecution and maintenance of rights, including costs of patent interference, opposition, reissue, inter partes reviews, post grant reviews or reexamination proceedings and filing and registration fees with respect to any Patents Controlled by Ultragenyx, the Joint Patents or the Licensed Patents, that are specifically identifiable or reasonably allocable to the Income Share Product in the Option Territory, in each case, to the extent that they claim the Exploitation of the Income Share Product in the Option Territory, (ii) in connection with the prosecution and maintenance of rights with respect to trademarks that are specifically identifiable or reasonably allocable to the Income Share Product in the Option Territory, and (iii) the costs of litigation (enforcement or defense) or other proceedings described in the foregoing clauses (i) and (ii), in each case only to the extent related to the Income Share Product in the Option Territory and not reimbursed by a Third Party.

(i)“Patent and Trademark Recoveries” means all amounts recovered in connection with litigation or proceedings for the Income Share Product as contemplated under this Agreement that are allocated to the Option Territory in accordance with the Allocation Methodology, but excluding each Party’s costs and expenses incurred in connection with such litigation or proceedings (which, for the avoidance of doubt, will be reimbursed or shared by the Parties pursuant to this Agreement or pursuant to these Cost/Income Sharing Terms) and the amount of any such recovery paid or payable to the Institutions in respect of the Institutions’ rights under the Licensed Technology pursuant to the Existing In-License Agreements.

(j)“Patient Assistance Program Costs” means the FTE Costs and Out-of-Pocket Costs associated with programs designed to facilitate patient education and access, including engagements with patient advocacy groups, patient support programs, co-pay assistance, compassionate use programs and patient assistance programs.

(k)[**].

(l) “Regulatory Expenses” means those FTE Costs and Out-of-Pocket Costs (including filing, user, maintenance and other fees paid to Regulatory Authorities) recorded as an expense by or on behalf of a Selling Party in accordance with these Cost/Income Sharing Terms, that are specifically identifiable or reasonably and directly allocable to the preparation of regulatory submissions, and the obtaining and maintenance of Marketing Approvals, for the Income Share Product in the Option Territory, including compliance with such Marketing Approvals and requirements of such Regulatory Authorities, adverse event recordation and reporting and regulatory affairs activities.

(m)“Sales and Marketing Costs” means those FTE Costs and Out-of-Pocket Costs, including costs for independent contractors engaged as permitted under these Cost/Income Sharing Terms,

recorded as an expense by a Selling Party that are specifically identifiable or reasonably allocable to the sales and marketing of the Income Share Product in the Option Territory.  Sales and Marketing Costs include any amounts paid by a Selling Party to Third Parties that are specifically identifiable to the Commercialization of the Income Share Product by such Third Party in the Option Territory, but exclude any Third Party Payments.  Subject to the foregoing, Sales and Marketing Costs include costs incurred in connection with the following activities (but in each case only to the extent specifically identifiable or reasonably allocable to the sales and marketing of the Income Share Product in the Option Territory):

[**]

(n)“Sublicense Revenues” means all consideration received by Ultragenyx or its Affiliates from a Sublicensee as consideration for the grant of a (sub)license with respect to the Income Share Product in the Option Territory, but excluding any consideration received that is specifically identifiable and reasonably allocable to an independent negotiated-for arrangement that does not relate to the Income Share Product in the Option Territory, including [**].  Sublicensing Revenue in the form of non-cash consideration will be valued at fair market value at the time of receipt by Ultragenyx or its Affiliates.

(o)“Third Party Payments” means, with respect to Income Share Products, all [**].